Exhibit 99.1

FiscalNote Holdings, Inc. (renamed as FiscalNote Intermediate Holdco, Inc., effective July 29, 2022)

Condensed Consolidated Financial Statements

As of June 30, 2022 and December 31, 2021 and for the Three and Six Months Ended June 30, 2022 and 2021

FISCALNOTE HOLDINGS, INC.

PART I - FINANCIAL INFORMATION

Item 1. Financial Statements

FISCALNOTE HOLDINGS, INC.

Condensed Consolidated Balance Sheets

As of June 30, 2022 and December 31, 2021

(in thousands, except shares, par value, and per share data)

	June 30, 2022	December 31, 2021
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$27,163	$32,168
Restricted cash	832	841
Accounts receivable, net	13,952	11,174
Costs capitalized to obtain revenue contracts, net	2,431	2,787
Deferred costs	5,915	2,643
Prepaid expenses	2,744	1,803
Other current assets	3,257	2,882

Total current assets	56,294	54,298
Property and equipment, net	7,362	7,509
Capitalized software costs, net	11,758	7,480
Noncurrent costs capitalized to obtain revenue contracts, net	3,864	2,709
Operating lease assets	22,575	—
Goodwill	187,918	188,768
Customer relationships, net	58,115	61,644
Database, net	21,321	22,357
Other intangible assets, net	30,175	33,728

Total assets	$399,382	$378,493

Liabilities, Temporary Equity and Stockholders’ Deficit
Current liabilities:
Short-term debt and current maturities of long-term debt	$18,065	$13,567
Accounts payable	1,546	4,213
Accrued payroll	5,343	6,194
Accrued expenses	7,104	5,389
Deferred revenue, current portion	41,927	29,569
Customer deposits	1,954	3,568
Contingent liabilities from acquisitions, current portion	247	1,088
Operating lease liabilities, current portion	9,150	—
Other current liabilities	3,935	5,880

Total current liabilities	89,271	69,468
Long-term debt, net of current maturities	352,546	299,318
Convertible notes - related parties	19,625	18,295
Deferred tax liabilities	2,984	3,483
Deferred revenue, net of current portion	846	528
Deferred rent	—	8,236
Contingent liabilities from acquisitions, net of current portion	2,541	4,016
Sublease loss liability, net of current portion	—	2,090
Lease incentive liability, net of current portion	—	4,440
Operating lease liabilities, net of current portion	29,291	—
Other noncurrent liabilities	1,450	1,453

Total liabilities	498,554	411,327

Commitment and contingencies (Note 14)
Temporary equity

Redeemable, convertible preferred stock (Note 8)	451,430	449,211

Stockholders’ deficit:
Common stock ($0.00001 par value, 99,066,892 authorized shares at June 30, 2022 and December 31, 2021; 15,741,225 and 15,456,165 issued and outstanding at June 30, 2022 and December 31, 2021, respectively)	—	—
Additional paid-in capital	—	—
Accumulated other comprehensive loss	(1,405)	(631)
Accumulated deficit	(549,197)	(481,414)

Total stockholders’ deficit	(550,602)	(482,045)

Total liabilities, temporary equity and stockholders’ deficit	$399,382	$378,493

See accompanying notes to unaudited condensed consolidated financial statements.

FISCALNOTE HOLDINGS, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited)

For the Three and Six Months Ended June 30, 2022 and 2021

(in thousands, except shares and per share data)

	Three Months Ended		Six Months Ended

	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Revenues:
Subscription	$24,332	$17,427	$47,111	$32,959
Advisory, advertising, and other	2,842	1,900	6,134	3,717

Total revenues	27,174	19,327	53,245	36,676

Operating expenses:
Cost of revenues	7,712	5,054	14,882	9,252
Research and development	3,791	5,983	9,809	11,238
Sales and marketing	10,395	6,965	19,892	13,804
Editorial	3,346	3,735	7,022	7,181
General and administrative	10,033	7,586	20,590	12,862
Amortization of intangible assets	2,609	1,998	5,217	4,139
Loss on sublease	—	1,362	—	1,362
Transaction costs (gains)	1,027	606	(18)	858

Total operating expenses	38,913	33,289	77,394	60,696

Operating loss	(11,739)	(13,962)	(24,149)	(24,020)
Interest expense, net	24,255	15,561	46,778	29,841
Change in fair value of warrant and derivative liabilities	2,048	7,002	3,386	12,245
Gain on PPP loan upon extinguishment	—	—	(7,667)	—
Other expense, net	494	109	615	143

Net loss before income taxes	(38,536)	(36,634)	(67,261)	(66,249)
Benefit from income taxes	(176)	(2,556)	(550)	(5,745)

Net loss	(38,360)	(34,078)	(66,711)	(60,504)
Other comprehensive loss	(859)	(230)	(774)	(178)

Total comprehensive loss	$(39,219)	$(34,308)	$(67,485)	$(60,682)

Net loss	$(38,360)	$(34,078)	$(66,711)	$(60,504)
Deemed dividend	(10,614)	(133,105)	(2,219)	(140,213)

Net loss used to compute earnings per share	$(48,974)	$(167,183)	$(68,930)	$(200,717)
Net loss per share, basic and diluted	$(3.06)	$(15.07)	$(4.33)	$(17.51)

Weighted average shares used to compute earnings per share	16,023,898	11,092,751	15,902,908	11,463,599

See accompanying notes to unaudited condensed consolidated financial statements.

FISCALNOTE HOLDINGS, INC.

Condensed Consolidated Statements of Changes in Temporary Equity and Stockholders’ Deficit (Unaudited)

For the Three and Six Months Ended June 30, 2022 and 2021

(in thousands, except share data)

	Temporary Equity		Equity

	Preferred Stock		Common Stock		Additional paid-in	Accumulated other comprehensive	Accumulated	Total stockholders’

	Shares	Amount	Shares	Amount	capital	loss	deficit	deficit
Balance at December 31, 2020	38,258,865	$238,963	10,425,584	$—	$5,808	$(63)	$(236,975)	$(231,230)
Change in redemption value of preferred stock	—	2,655	—	—	(2,655)	—	—	(2,655)
Exercise of stock options	—	—	94,867	—	94	—	—	94
Stock-based compensation expense	—	—	—	—	(34)	—	—	(34)
Issuance of preferred stock	849,270	9,802	—	—	252	—	(335)	(83)
Shares issued in business combinations	—	—	795,992	—	2,626	—	—	2,626
Capital distribution	—	—	—	—	(4,000)	—	—	(4,000)
Beneficial conversion feature, net of taxes	—	—	—	—	5,615	—	—	5,615
Net loss	—	—	—	—	—	—	(26,426)	(26,426)
Foreign currency translation gain	—	—	—	—	—	52	—	52

Balance at March 31, 2021	39,108,135	$251,420	11,316,443	$—	$7,706	$(11)	$(263,736)	$(256,041)

Change in redemption value of preferred stock	—	133,105	—	—	(32,091)	—	(101,014)	(133,105)
Exercise of stock options	—	—	78,202	—	119	—	—	119
Stock-based compensation expense	—	—	—	—	394	—	—	394
Issuance of preferred stock and warrants	352,346	6,393	—	—	—	—	(118)	(118)
Shares issued in business combinations	—	—	1,929,571	—	14,781	—	—	14,781
Capital distribution	—	—	—	—	314	—	—	314
Beneficial conversion feature, net of taxes	—	—	—	—	8,777	—	—	8,777
Net loss	—	—	—	—	—	—	(34,078)	(34,078)
Foreign currency translation loss	—	—	—	—	—	(230)	—	(230)

Balance at June 30, 2021	39,460,481	$390,918	13,324,216	$—	$—	$(241)	$(398,946)	$(399,187)

	Temporary Equity		Equity

	Preferred Stock		Common Stock		Additional paid-in	Accumulated other comprehensive	Accumulated	Total stockholders’

	Shares	Amount	Shares	Amount	capital	loss	deficit	deficit
Balance at December 31, 2021	41,746,262	$449,211	15,456,165	$—	$—	$(631)	$(481,414)	$(482,045)
Change in redemption value of preferred stock	—	(8,390)	—	—	—	—	8,395	8,395
Exercise of stock options	—	—	46,138	—	—	—	215	215
Stock-based compensation expense	—	—	—	—	—	—	260	260
Net loss	—	—	—	—	—	—	(28,351)	(28,351)
Foreign currency translation gain	—	—	—	—	—	85	—	85

Balance at March 31, 2022	41,746,262	$440,821	15,502,303	$—	$—	$(546)	$(500,895)	$(501,441)

Change in redemption value of preferred stock	—	10,609	—	—	—	—	(10,614)	(10,614)
Exercise of stock options	—	—	61,554	—	—	—	152	152
Stock-based compensation expense	—	—	185,612	—	—	—	608	608
Repurchase of common stock	—	—	(8,244)	—	—	—	(88)	(88)
Net loss	—	—	—	—	—	—	(38,360)	(38,360)
Foreign currency translation loss	—	—	—	—	—	(859)	—	(859)

Balance at June 30, 2022	41,746,262	$451,430	15,741,225	$—	$—	$(1,405)	$(549,197)	$(550,602)

See accompanying notes to unaudited condensed consolidated financial statements.

FISCALNOTE HOLDINGS, INC.

Condensed Consolidated Statements of Cash Flows (Unaudited)

For the Six Months Ended June 30, 2022 and 2021

(in thousands)

	Six Months Ended
	June 30, 2022	June 30, 2021
Operating Activities:
Net loss	$(66,711)	$(60,504)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	581	573
Amortization of intangible assets and capitalized software development costs	9,049	6,647
Amortization of deferred costs to obtain revenue contracts	1,247	1,144
Non-cash operating lease expense	3,209	—
Stock-based compensation	825	360
Operating lease asset impairment	378	—
Contingent compensation expense	488	—
Bad debt (recovery) expense	(93)	106
Change in fair value of acquisition contingent consideration	(1,537)	—
Change in fair value of warrant and derivative liabilities	3,386	12,245
Deferred income tax benefit	(513)	(4,719)
Paid-in-kind interest	27,848	17,245
Non-cash interest expense	15,072	9,610
Loss on sublease	—	1,362
Gain on PPP loan forgiveness/debt extinguishment	(7,667)	—
Changes in operating assets and liabilities:
Accounts receivable, net	(2,793)	963
Prepaid expenses and other current assets	(4,618)	(420)
Costs capitalized to obtain revenue contracts, net	(2,071)	(1,256)
Accounts payable	(2,677)	(366)
Accrued payroll	(752)	225
Accrued expenses	2,212	(151)
Deferred revenue	13,019	5,516
Customer deposits	(1,611)	(1,485)
Contingent liabilities from acquisitions, current portion	(1,267)	—
Other current liabilities	(758)	1,565
Deferred rent	—	611
Lease liabilities	(4,121)	—
Sublease loss liability, net of current portion	—	(343)
Lease incentive liability, net of current portion	—	(264)
Other noncurrent liabilities	1,527	713

Net cash used in operating activities	(18,348)	(10,623)

Investing Activities:
Capital expenditures	(6,041)	(2,590)
Cash paid for business combinations, net of cash acquired	—	(25,205)

Net cash used in investing activities	(6,041)	(27,795)

Financing Activities:
Proceeds from long-term debt, net of issuance costs	19,478	23,242
Proceeds from exercise of stock options	367	213
Payments of long-term debt	(30)	—
Repurchase of common stock	(88)	—
Net proceeds from issuance of preferred stock	—	11,631

Net cash provided by financing activities	19,727	35,086

Effects of exchange rates on cash	(352)	(64)

Net change in cash, cash equivalents, and restricted cash	(5,014)	(3,396)
Cash, cash equivalents, and restricted cash, beginning of period	33,009	45,020

Cash, cash equivalents, and restricted cash, end of period	$27,995	$41,624

See accompanying notes to unaudited condensed consolidated financial statements.

FISCALNOTE HOLDINGS, INC.

Condensed Consolidated Statements of Cash Flows (continued) (Unaudited)

For the Six Months Ended June 30, 2022 and 2021

(in thousands)

	Six Months Ended June 30,
	2022	2021
Supplemental Noncash Investing and Financing Activities:
PIK interest settled through issuance of additional convertible notes to noteholders	$10,734	$6,434

Warrants issued in conjunction with long-term debt issuance	$436	$252

Fees payable to debt holders settled through increase of debt principal	$100	$—

Change in redemption value of preferred stock	$2,219	$135,760

Fair value of seller notes issued in connection with business combinations	$—	$21,438

Issuance of common stock as part of business acquisitions	$—	$17,407

Beneficial conversion feature in conjunction with long-term debt issuance, net of taxes	$—	$14,392

Issuance of preferred stock in conjunction with debt modification	$—	$4,363

Property and equipment purchases included in accounts payable	$28	$33

Supplemental Cash Flow Activities:
Cash paid for interest	$3,263	$2,218

Cash paid for taxes	$70	$89

See accompanying notes to unaudited condensed consolidated financial statements.

FISCALNOTE HOLDINGS, INC.

Notes to the Condensed Consolidated Financial Statements

(in thousands, except shares, par value, per share amounts, or as otherwise noted)

1. Summary of Business and Significant Accounting Policies

Description of Business

FiscalNote Holdings, Inc. (“FiscalNote,” or the “Company”) is a technology and data company delivering critical legal data and insights in a rapidly evolving economic, political and regulatory world. By combining artificial intelligence (“AI”), machine learning and other technologies with analytics, workflow tools, and expert research, FiscalNote seeks to reinvent the way that organizations minimize risks and capitalize on opportunities associated with rapidly changing legal and policy environments. Through a number of its products, FiscalNote ingests unstructured legislative and regulatory data, and employs AI and data science to deliver structured, relevant and actionable information that facilitates key operational and strategic decisions by global enterprises, midsized and smaller businesses, government institutions, trade groups, and nonprofits. FiscalNote delivers that intelligence through its suite of public policy and issues management products, coupled with expert research and analysis of markets and geopolitical events, as well as powerful tools to manage workflows, advocacy campaigns, and constituent relationships. The Company is headquartered in Washington, D.C.

On July 29, 2022 the Company and Duddell Street Acquisition Corp., consummated its previously announced Business Combination Agreement. See Note 15 for further details.

In accordance with ASC 340, “Other Assets and Deferred Costs”, the Company has elected to defer costs that are direct and incremental to the Business Combination during the period in which those costs were incurred. As of June 30, 2022 and December 31, 2021, the Company capitalized $5,915 and $2,643, respectively, of direct and incremental costs representing accounting, advisory, and legal advisory cost and recorded these costs as prepaid expenses and other current assets on the condensed consolidated balance sheet. The Company incurred non-capitalizable costs associated with the Business Combination totaling $256 and $180 during the three months ended June 30, 2022 and 2021, respectively, and $459 and $368 during the six months in 2022 and 2021, respectively.

Risks and Uncertainties

In March 2020, the World Health Organization declared the novel coronavirus (“COVID-19”) as a pandemic. The rapid spread of COVID-19 and the continuously evolving responses to combat it have had an increasingly negative impact on the global economy.

In view of the rapidly changing business environment, market volatility, and heightened degree of uncertainty resulting from COVID-19, the Company is currently unable to fully determine its future impact on the business. If the global pandemic continues to evolve into a prolonged crisis, the effects could have an adverse impact on the Company’s results of operations, financial condition, and cash flows.

On April 13, 2020, the Company received funding in the principal amount of $8,000 under the Paycheck Protection Program (the “PPP”) provisions of the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) (the “PPP Loan”). The PPP Loan provided additional liquidity and instant funding for the Company to meet the unplanned working capital needs in its effort to transition the majority of its workforce into a remote-work setting due to the COVID-19 outbreak.

On February 24, 2022, the U.S. Small Business Administration forgave $7,667 of the PPP Loan with the remaining balance of $333 to be repaid over five years. The Company recognized the forgiveness of the PPP Loan as a gain on debt extinguishment.

Under the CARES Act, employers were allowed to defer the deposit and payment of the employer’s share of the Social Security Tax that would otherwise be due on or after March 27, 2020, and before January 1, 2021. Starting in April 2020, on a monthly basis, the Company deferred paying the employer’s share of the Social Security Tax for a total amount of $1,326 as of December 31, 2020. In compliance with current guidelines, the Company made a payment of $663 relating to the deferred Social Security Tax in December 2021, the remaining $663 of deferred Social Security Tax will be paid by December 31, 2022 and has been recorded as other current liabilities on the condensed consolidated balance sheet as of June 30, 2022.

FISCALNOTE HOLDINGS, INC.

Notes to the Condensed Consolidated Financial Statements (continued)

(in thousands, except shares, par value, per share amounts, or as otherwise noted)

Liquidity

The accompanying condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and satisfaction of liabilities in the ordinary course of business. The propriety of using the going-concern basis is dependent upon, among other things, the achievement of future profitable operations, the ability to generate sufficient cash from operations and potential other funding sources, in addition to cash on-hand, to meet its obligations as they become due.

The Company’s cash and cash equivalents were $27.2 million at June 30, 2022, compared with $32.2 million at December 31, 2021. Further, the Company had a negative working capital balance of $61.0 million (excluding cash) at June 30, 2022 and had an accumulated deficit of $549.2 million and $481.4 million as of June 30, 2022 and December 31, 2021, respectively, and has incurred net losses of $66.7 million and $60.5 million for the six months ended June 30, 2022 and 2021, respectively. Management expects that significant on-going operating and capital expenditures will be necessary to continue to implement the Company’s business plan of entering new markets, future acquisitions, and infrastructure and product development. The Company’s cash flows from operations are not sufficient to fund its current operating model.

On July 29, 2022, the Company consummated the Business Combination with DSAC whereby through a series of transactions, the Company received approximately $65.6 million of net cash proceeds. See Note 15 for further details.

Historically, the Company has funded operations by raising equity capital and debt financing and during the year ended December 31, 2021, the Company raised gross proceeds of $23.8 million in convertible debt financing, $12.7 million from a preferred share offering, $10.0 million from increasing the principal balance of the Senior Term Loan, $18.0 million from related party convertible debt, and $10.0 million promissory note from a third-party lender. On March 28, 2022, the Company received $20.0 million of cash from increasing its First Out Term Loan (see Note 7). These funds were partially used to execute management’s acquisition strategy, fund research and development costs related to the next generation technology transformation the Company started in 2020, and fund operational needs.

With the cash on hand at June 30, 2022, and the net cash received from the consummation of the Business Combination with DSAC, the Company believes the actions it has taken, and the measures it may take in the future, will provide sufficient liquidity to fund operations and capital expenditures over the next twelve months mitigating the conditions that caused there to be substantial doubt about the Company’s ability to continue as a going concern.

The Company may seek to raise additional capital, which could be in the form of loans, convertible debt or equity, to fund future operating requirements and capital expenditures. The Company’s liquidity is highly dependent on its ability to increase revenues, control operating costs, and raise additional capital. The Company continues to closely monitor expenses to assess whether any immediate changes are necessary to enhance its liquidity. There can be no assurance that the Company will be able to raise additional capital on favorable terms, or execute on any other means of improving liquidity as described above.

Basis of Presentation

The accompanying condensed consolidated balance sheet as of June 30, 2022 and December 31, 2021, the condensed consolidated statements of operations and comprehensive loss, the condensed consolidated statements of temporary equity and stockholders’ deficit for the three and six months ended June 30, 2022 and 2021, and the condensed consolidated statements of cash flows for the six months ended June 30, 2022 and 2021 are unaudited.

FISCALNOTE HOLDINGS, INC.

Notes to the Condensed Consolidated Financial Statements (continued)

(in thousands, except shares, par value, per share amounts, or as otherwise noted)

These condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial information. Accordingly, they do not include all of the financial information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of the Company’s management, the unaudited condensed consolidated financial statements include all adjustments necessary for the fair presentation of the Company’s balance sheet as of June 30, 2022 and December 31, 2021, and its results of operations, including its comprehensive loss, temporary equity, stockholders’ deficit for the three and six months ended June 30, 2022 and 2021, and its cash flows for the six months ended June 30, 2022 and 2021. All adjustments are of a normal recurring nature. The results for the three and six months ended June 30, 2022 are not necessarily indicative of the results to be expected for any subsequent quarter or for the fiscal year ending December 31, 2022. These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the year ended December 31, 2021.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company to make estimates and assumptions in the Company’s condensed consolidated financial statements and notes thereto. Significant estimates and assumptions made by management include the determination of:

•	revenue recognition;

•	the average period of benefit associated with costs capitalized to obtain revenue contracts;

•	the fair value of assets acquired and liabilities assumed for business combinations;

•	the useful lives of intangible assets;

•	capitalization of software development costs;

•	valuation of financial instruments;

•	the fair value of certain stock awards issued;

•	the fair value of certain consideration issued as part of business combinations; and

•	the recognition, measurement, and valuation of current and deferred income taxes and uncertain tax positions; and

•	the incremental borrowing rate used to calculate lease balances.

Actual results could differ materially from those estimates. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable, which forms the basis for making judgments about the carrying values of assets and liabilities.

Principles of Consolidation

The condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances have been eliminated in consolidation.

Segments

The Company operates as one operating segment. Operating segments are defined as components of an enterprise for which separate financial information is evaluated regularly by the chief operating decision maker (“CODM”) in deciding how to allocate resources and assess performance. Over the past several years, the Company has completed a number of acquisitions. These acquisitions have allowed the Company to expand its offerings,

FISCALNOTE HOLDINGS, INC.

Notes to the Condensed Consolidated Financial Statements (continued)

(in thousands, except shares, par value, per share amounts, or as otherwise noted)

presence, and reach in various market segments. While the Company has offerings in multiple market segments and operates in multiple countries, the Company’s business operates in one operating segment because the Company’s CODM evaluates the Company’s financial information and resources, and assesses the performance of these resources, on a consolidated basis.

Concentrations of Risks

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company generally maintains its cash and cash equivalents with various nationally recognized financial institutions. The Company’s cash and cash equivalents at times exceed amounts guaranteed by the Federal Deposit Insurance Corporation.

The Company does not require collateral for accounts receivable. The Company maintains an allowance for its doubtful accounts receivable due to estimated credit losses. This allowance is based upon historical loss patterns, the number of days billings are past due, an evaluation of the potential risk of loss associated with delinquent accounts and current market conditions and reasonable and supportable forecasts of future economic conditions to inform adjustments to historical loss patterns. The Company records the allowance against bad debt expense through the condensed consolidated statements of operations, included in sales and marketing expense, up to the amount of revenues recognized to date. Any incremental allowance is recorded as an offset to deferred revenue on the condensed consolidated balance sheets. Receivables are written off and charged against the recorded allowance when the Company has exhausted collection efforts without success.

No single customer accounted for more than 10 percent of the Company’s accounts receivable balance as of June 30, 2022 and December 31, 2021. No single customer accounted for 10 percent or more of total revenues during the three and six months ended June 30, 2022 and 2021 As of June 30, 2022 and December 31, 2021, assets located in the United States were approximately 93% and 92% percent of total assets, respectively.

Two vendors individually accounted for more than 10 percent of the Company’s accounts payable as of June 30, 2022 and December 31, 2021. During the three and six months ended June 30, 2022 and 2021, there was one vendor that represented more than 10 percent of the total purchases made.

Revenue Recognition

The Company recognizes revenues upon the satisfaction of its performance obligation(s) (upon transfer of control of promised goods or services to its customers) in an amount that reflects the consideration to which it expects to be entitled to in exchange for those goods or services. The Company has elected to exclude sales and similar taxes from the transaction price.

The Company determines the amount of revenue to be recognized through the application of the following steps:

(i)	identification of contracts with customers,

(ii)	identification of distinct performance obligations in the contract,

(iii)	determination of contract transaction price,

(iv)	allocation of contract transaction price to the performance obligations, and

(v)	determination of revenue recognition based on timing of satisfaction of the performance obligation(s).

The Company derives its revenues from subscription revenue arrangements and advisory, advertising, and other revenues.

FISCALNOTE HOLDINGS, INC.

Notes to the Condensed Consolidated Financial Statements (continued)

(in thousands, except shares, par value, per share amounts, or as otherwise noted)

Subscription Revenue

Subscription revenue is comprised of revenue earned from subscription-based arrangements that provide customers the right to use the Company’s software and products in a cloud-based infrastructure. Subscription revenue is driven primarily by the number of active licenses, the types of products and the price of the subscriptions. The Company also earns subscription-based revenue by licensing to customers its digital content, including transcripts, news and analysis, images, video, and podcast data. Subscription revenue is generally non-refundable regardless of the actual use and is recognized ratably over the non-cancellable contract term beginning on the commencement date of each contract, which is the date the Company’s service is first made available to customers.

The Company’s contracts with customers may include promises to transfer multiple services. For these contracts, the Company accounts for individual promises separately if they are distinct performance obligations. Determining whether services are considered distinct performance obligations may require significant judgment. Judgment is also required to determine the standalone selling price (“SSP”) for each distinct performance obligation. In instances where SSP is not directly observable, such as when the Company does not sell the services separately, the Company determines the SSP using available information, including market conditions and other observable inputs.

The Company typically invoices its customers annually. Typical payment terms provide that customers pay within 30 days of invoice. Amounts that have been invoiced are recorded in accounts receivable and in deferred revenue, depending on whether transfer of control to customers has occurred.

Deferred revenue results from amounts billed to or cash received from customers in advance of the revenue being recognized.

Contract assets represent a conditional right to consideration for satisfied performance obligations that become a receivable when the conditions are satisfied. Contract assets are generated when contractual billing schedules differ from the timing of revenue recognition or cash collection and are included in other current assets in the accompanying condensed consolidated balance sheets.

Advisory, Advertising, and Other Revenues

Advisory revenue is typically earned under contracts for specific deliverables and is non-recurring in nature, although the Company may sell different advisory services to repeat customers. One-time advisory revenue is invoiced according to the terms of the contract, usually delivered to the customer over a short period of time, during which revenue is recognized.

Advertising revenue is primarily generated by delivering advertising in its own publications (Roll Call and CQ) in both print and digital formats. Revenue for print advertising is recognized upon publication of the advertisement. Revenue for digital advertising is recognized over the period of the advertisement or, if the contract contains impression guarantees, based on delivered impressions.

Book revenue is recognized when the product is shipped to the customer, which is when control of the product is transferred to the customer. Shipping and handling costs are treated as a fulfillment activity and are expensed as incurred. Events revenue is deferred and only recognized when the event has taken place and is included in other revenues.

FISCALNOTE HOLDINGS, INC.

Notes to the Condensed Consolidated Financial Statements (continued)

(in thousands, except shares, par value, per share amounts, or as otherwise noted)

Costs Capitalized to Obtain Revenue Contracts

The Company capitalizes incremental costs of obtaining a contract. Certain sales commissions are considered incremental and recoverable costs of obtaining a contract with a customer. Sales commissions incurred for obtaining new contracts are deferred and then amortized as selling and marketing expenses on a straight-line basis over a period of benefit that the Company has determined to be approximately four years. The four-year amortization period was determined based on several factors, including the nature of the technology and proprietary data underlying the services being purchased, customer contract renewal rates and industry competition. The Company updates its estimate of the period of benefit periodically and whenever events or circumstances indicate that the period of benefit could change significantly. Such changes, if any, are accounted for prospectively as a change in estimate. The Company has elected to use a practical expedient to expense commissions for renewal contracts when the renewal period is 12 months or less. The Company does not have material costs to fulfill contracts with customers.

Cost of Revenues

Cost of revenues primarily consists of expenses related to hosting the Company’s service, the costs of data center capacity, amortization of developed technology and capitalized software development costs, certain fees paid to various third parties for the use of their technology, services, or data, costs of compensation, including bonuses, stock compensation, benefits and other expenses for employees associated with providing professional services and other direct costs of production. Also included in cost of revenues are costs related to develop, publish, print, and deliver publications.

Cash, Cash Equivalents, and Restricted Cash

The Company considers cash on deposit and all highly liquid investments with original maturities of three months or less to be cash and cash equivalents.

In 2017, as an incentive for entering into a lease and building out the Company’s head office in Washington, D.C., the District granted to the Company $750 to finance the security deposit of the new office. The Company is required to meet certain covenants, such as maintaining its headquarters in Washington, D.C., and may have to reimburse the District if the covenants are not met. The amount of the grant is reflected as restricted cash, including any interest earned, in the accompanying condensed consolidated balance sheets.

Property and Equipment

Property and equipment is stated at cost and depreciated on a straight-line basis over the assets’ estimated useful lives, which generally are five years for furniture and fixtures, three years for equipment, and the shorter of the useful life or the lease term for leasehold improvements. Software license fees for externally purchased software are capitalized and amortized over the life of the license. Property and equipment are evaluated for impairment in accordance with management’s policy for finite-lived intangible assets and other long-lived assets (see Note 5).

Depreciation expense was $295 and $263 for the three months ended June 30, 2022 and 2021, $581 and $573 for the six months ended June 30, 2022 and 2021, respectively, and is recorded as part of the general and administrative expenses on the condensed consolidated statements of operations and comprehensive loss.

Capitalized Software Development Costs

The Company capitalizes costs to develop software for internal use, including website development costs, when it is determined the development efforts will result in new or additional functionality or new products. Costs incurred prior to meeting these criteria and costs associated with implementation activities and ongoing maintenance are expensed as incurred and included in operating expenses in the accompanying condensed consolidated statements of operations and comprehensive loss. Costs capitalized as internal use software are amortized on a straight-line basis over an estimated useful life that the Company has determined to be three years. Amortization of capitalized software development costs is included in the costs of revenues in the accompanying condensed consolidated statements of operations and comprehensive loss. Software development costs are evaluated for impairment in accordance with management’s policy for finite-lived intangible assets and other long-lived assets (see Note 5).

FISCALNOTE HOLDINGS, INC.

Notes to the Condensed Consolidated Financial Statements (continued)

(in thousands, except shares, par value, per share amounts, or as otherwise noted)

Business Combinations

The Company must estimate the fair value of assets acquired and liabilities assumed in a business combination at the acquisition date. During the measurement period, which may be up to one year from the acquisition date, the Company may record adjustments to the fair values of the tangible and intangible assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the fair value of the assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recognized in the condensed consolidated statement of operations and comprehensive loss.

Acquisition-Related Intangibles and Other Long-Lived Assets

The Company recognizes acquisition-related intangible assets, such as customer relationships and developed technology, in connection with business combinations. The Company amortizes the cost of acquisition-related intangible assets that have finite useful lives generally on a straight-line basis. The Company evaluates acquisition-related intangibles and other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. Recoverability of asset groups are measured by a comparison of the carrying amount of an asset group to future undiscounted net cash flows expected to be generated by the asset group. This includes assumptions about future prospects for the business that the asset group relates to and typically involves computations of the estimated future cash flows to be generated by these businesses. Based on these judgments and assumptions, the Company determines whether the Company needs to take an impairment charge to reduce the value of the asset group stated on the Company’s condensed consolidated balance sheets to reflect its estimated fair value. When the Company considers such assets to be impaired, the amount of impairment the Company recognizes is measured by the amount by which the carrying amount of the asset group exceeds its fair value.

Goodwill Impairment

Goodwill is not amortized, but is evaluated for impairment annually, or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The Company has determined that there is a single reporting unit for the purpose of conducting this goodwill impairment assessment. For purposes of assessing potential impairment, the Company estimates the fair value of the reporting unit based on the price a market participant would be willing to pay in a potential sale of the reporting unit, and compares this amount to the carrying value of the reporting unit. If the Company determines that the carrying value of the reporting unit exceeds its fair value, an impairment charge would be required. The annual goodwill impairment test is performed on October 1st. There were no impairments of long-lived assets and goodwill during 2021 and the six months ended June 30, 2022.

Leases

The Company determines if an arrangement is a lease or contains a lease at the inception of the contract. The Company’s leases include certain variable lease payments associated with non-lease components, such as common area maintenance costs and real estate taxes, which are generally charged based on actual amounts incurred by the lessor. The non-lease components, such as common area maintenance, are combined with the lease component to account for both as a single lease component.

FISCALNOTE HOLDINGS, INC.

Notes to the Condensed Consolidated Financial Statements (continued)

(in thousands, except shares, par value, per share amounts, or as otherwise noted)

Lease liabilities, which represent the Company’s obligation to make lease payments arising from the lease, and corresponding right-of-use assets, which represent the Company’s right to use an underlying asset for the lease term, are recognized at the commencement date of the lease based on the present value of fixed future payments over the lease term. The Company calculates the present value of future payments using a discount rate equal to the Company’s incremental borrowing rate. For operating leases, lease expense relating to fixed payments is recognized on a straight-line basis over the lease term and lease expense relating to variable payments is expensed as incurred. The Company did not have any finance leases at both January 1, 2022 (date of adoption) and at June 30, 2022. The Company records costs associated with leases within general and administrative expenses on the condensed consolidated statements of operations and comprehensive loss.

The Company subleases certain leased office spaces to third parties and recognizes sublease income on a straight-line basis over the sublease term as an offset to lease expense as part of the general and administrative expense in the condensed consolidated statements of operations and comprehensive loss.

Stock-Based Compensation

The Company measures all stock-based awards, including stock options, based on their estimated fair value on the grant date for awards to employees and nonemployees.

The Company calculates the fair value of stock options using the Black-Scholes option-pricing model. The determination of the fair value of the stock-based award is affected by subjective assumptions, including the deemed fair value of the underlying stock price on the grant date, the risk-free interest rate, the estimated volatility of the Company’s stock price over the term of the award, the estimated period of time that the Company expects employees and nonemployees to hold their stock options and the expected dividend rate. For share-based awards with performance conditions, the Company periodically assesses whether the performance conditions have been met or are probable of being met in order to determine the timing and amount of compensation expense to be recognized for each reporting period. The Company recognizes forfeitures in the period in which they occur. The assumptions used are as follows:

•	Fair value of common stock: Estimated by the Board of Directors based on third-party valuations of the Company’s common stock.

•	Risk-free interest rate: Based on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent expected remaining term of the options.

•	Volatility: Based upon the historical volatility of a peer group of publicly traded companies over the expected term.

•	Expected term: Estimated by taking the average of the vesting term and the contractual term of the option.

•	Dividend yield: The Company has not paid and does not expect to pay any dividends.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on temporary differences between the condensed consolidated financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax laws is recognized in the consolidated statements of operations and comprehensive loss in the period that includes the enactment date.

Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts that are expected to be realized based on the weighting of positive and negative evidence. Future realization of deferred tax assets ultimately depends on the existence of sufficient taxable income of the appropriate character (for example, ordinary income or capital gain) within the carryback or carryforward periods available under the applicable tax

FISCALNOTE HOLDINGS, INC.

Notes to the Condensed Consolidated Financial Statements (continued)

(in thousands, except shares, par value, per share amounts, or as otherwise noted)

law. The Company regularly reviews the deferred tax assets for recoverability based on historical taxable income, projected future taxable income, the expected timing of the reversals of existing temporary differences and tax planning strategies. The Company’s judgments regarding future profitability may change due to many factors, including future market conditions and the ability to successfully execute its business plans and/or tax planning strategies. Should there be a change in the ability to recover deferred tax assets, the tax provision would increase or decrease in the period in which the assessment is changed.

The Company’s tax positions are subject to income tax audits by multiple tax jurisdictions throughout the world. The Company recognizes the tax benefit of an uncertain tax position only if it is more likely than not that the position is sustainable upon examination by the taxing authority, solely based on its technical merits. The tax benefit recognized is measured as the largest amount of benefit which is greater than 50 percent likely to be realized upon settlement with the taxing authority. The Company recognizes interest accrued and penalties related to unrecognized tax benefits in the income tax provision.

Foreign Currency Translation

The functional currency of the Company’s major foreign subsidiaries is generally the local currency. All assets and liabilities denominated in a foreign currency are translated into U.S. dollars at the exchange rate on the balance sheet date. Revenues and expenses are translated at the average exchange rate during the period. Equity transactions are translated using historical exchange rates. Adjustments resulting from translating foreign functional currency financial statements into U.S. dollars are recorded as a separate component on the condensed consolidated statements of operations and comprehensive loss. Foreign currency transaction gains and losses are included in other expense, net in the condensed consolidated statements of operations and comprehensive loss for the period and historically have not been material.

Currency gains and losses on the translation of intercompany loans made to foreign subsidiaries that are of a long-term investment nature are included in accumulated other comprehensive loss.

Related Party Transactions

From time to time the Company has entered into related party transactions with certain of the Company’s directors and officers. These transactions include term loans, convertible debt, and convertible preferred stock for financial support associated with the borrowing of funds and are entered into in the ordinary course of business.

Recent Accounting Pronouncements Not Yet Effective

In June 2016, the FASB issued ASU 2016-13 Financial Instruments – Credit Losses (ASC 326): Measurement of Credit Losses on Financial Instruments guidance with respect to measuring credit losses on financial instruments, including trade receivables. The guidance eliminates the probable initial recognition threshold that was previously required prior to recognizing a credit loss on financial instruments. The credit loss estimate can now reflect an entity’s current estimate of all future expected credit losses. Under the previous guidance, an entity only considered past events and current conditions. The guidance will be effective for the Company’s year beginning January 1, 2023. The Company is currently evaluating the impact on the condensed consolidated financial statements upon adoption.

In August 2020, the FASB issued ASU 2020-06 Debt – Debt with Conversion and Other Options (ASC 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (ASC 815-40) guidance modifying the requirements for the accounting for convertible instruments and contracts in an entity’s own equity. The modifications eliminate certain accounting models for convertible debt instruments, eliminate certain requirements for equity classification of embedded derivatives and align earnings per share calculations for convertible instruments. The guidance is effective for the Company’s year beginning January 1, 2024. The Company is currently evaluating the impact on the condensed consolidated financial statements upon adoption.

FISCALNOTE HOLDINGS, INC.

Notes to the Condensed Consolidated Financial Statements (continued)

(in thousands, except shares, par value, per share amounts, or as otherwise noted)

In October 2021, the FASB issued ASU 2021-08 Business Combinations (ASC 805) Accounting for Contract Assets and Contract Liabilities from Contracts with Customers guidance requiring entities to apply ASC 606 to recognize and measure contract assets and contract liabilities in a business combination. Under current GAAP, an acquirer generally recognizes assets acquired and liabilities assumed in a business combination, including contract assets and contract liabilities arising from revenue contracts with customers and other similar contracts that are accounted for in accordance with ASC 606, at fair value on the acquisition date. Under the new guidance the acquirer will recognize contract assets and contract liabilities at the same amounts recorded by the acquiree. The modifications improve comparability for both the recognition and measurement of acquired revenue contracts with customers at the date of and after a business combination. The guidance is effective for the Company’s year beginning January 1, 2024. The Company is currently evaluating the impact on the condensed consolidated financial statements upon adoption.

The Company has evaluated all other issued and unadopted Accounting Standards Updates and believes the adoption of these standards will not have a material impact on its condensed consolidated statements of operations and comprehensive loss, balance sheets, or cash flows.

Recently Adopted Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02 Leases (ASC 842) guidance for the accounting for leases. Under the new guidance, lessees are required to recognize lease assets and lease liabilities on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The Company adopted ASU 2016-02 on January 1, 2022 using the effective date method. By applying ASU 2016-02 at the adoption date, as opposed to at the beginning of the earliest period presented, the Company’s reporting for periods prior to January 1, 2022 continues to be in accordance with Leases (ASC 840). The Company elected the package of practical expedients which permits carrying forward historical accounting positions around lease identification, lease classification and initial direct costs for all leases commencing prior to January 1, 2022. The Company also made a policy election to not separate lease and non-lease components for all of its leases and to exclude leases with a term of 12 months or less at the commencement date from the lease asset and lease liability recognition and measurement requirements under ASC 842. Adoption of the standard on January 1, 2022 resulted in the recording of $25,912 of operating lease assets and $42,324 of operating lease liabilities. The difference between the operating lease assets and operating lease liabilities at transition represented previously recognized deferred rent, lease incentives, and sublease loss liabilities. The Company did not adjust the prior period balance sheets. Adoption of the standard did not impact our condensed consolidated statements of operations and comprehensive loss and condensed consolidated statements of cash flows. See Note 4 for required disclosures related to leases.

In December 2019, the FASB issued ASU 2019-12 Simplifying the Accounting for Income Taxes guidance modifying the requirements for the accounting for income taxes. The simplifications include changes in the accounting for (i) intra-period tax allocations, (ii) outside basis differences in business combinations, (iii) interim provisions, (iv) step-up in tax basis goodwill and (v) franchise and other taxes partially based on income, among other changes. The guidance is effective for the Company’s year beginning January 1, 2022. The Company adopted ASC 2019-12 on January 1, 2022. The adoption of this new guidance did not have a material impact on the Company’s condensed consolidated financial statements.

FISCALNOTE HOLDINGS, INC.

Notes to the Condensed Consolidated Financial Statements (continued)

(in thousands, except shares, par value, per share amounts, or as otherwise noted)

2. Revenues

Disaggregation of Revenue

The following table depicts the Company’s disaggregated revenue for the periods presented:

	Three Months Ended		Six Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Subscription	$24,332	$17,427	$47,111	$32,959
Advisory	1,027	561	2,789	600
Advertising	760	491	1,378	1,154
Books	339	415	670	976
Other revenue	716	433	1,297	987

Total	$27,174	$19,327	$53,245	$36,676

Revenue by Geographic Locations

The following table depicts the Company’s revenue by geographic operations for the periods presented:

	Three Months Ended		Six Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
North America	$24,105	$17,302	$47,304	$33,048
Europe	2,503	1,918	5,002	3,265
Australia	276	95	534	95
Asia	290	12	405	268

Total	$27,174	$19,327	$53,245	$36,676

Revenues by geography are determined based on the region of the Company’s contracting entity, which may be different than the region of the customer. North America revenue consists solely of revenue attributed to the United States. For the three months ended June 30, 2022 and 2021, revenue attributed to the United Kingdom represented approximately six percent and seven percent of total revenues, respectively. For the six months ended June 30, 2022 and 2021, revenue attributed to the United Kingdom represented approximately six percent of total revenues. No other foreign country represented more than five percent of total revenue during the three and six months ended June 30, 2022 and 2021, respectively.

Contract Assets

The Company had contract assets of $1,248 and $1,475, as of June 30, 2022 and December 31, 2021, respectively. Contract assets are generated when contractual billing schedules differ from the timing of revenue recognition or cash collections. They represent a conditional right to consideration for satisfied performance obligations that becomes a receivable when the conditions are satisfied. They are recorded as part of other current assets on the condensed consolidated balance sheets.

FISCALNOTE HOLDINGS, INC.

Notes to the Condensed Consolidated Financial Statements (continued)

(in thousands, except shares, par value, per share amounts, or as otherwise noted)

Deferred Revenue

Details of the Company’s deferred revenue for the periods presented are as follows:

Balance at December 31, 2020	$17,521
Deferred revenue acquired in Factsquared acquisition	7,206
Revenue recognized in the current period from amounts in the prior balance	(11,772)
New deferrals, net of amounts recognized in the current period	17,300
Effects of foreign currency	(46)

Balance at June 30, 2021	$30,209

Balance at December 31, 2021	$30,097
Revenue recognized in the current period from amounts in the prior balance	(21,924)
New deferrals, net of amounts recognized in the current period	34,988
Effects of foreign currency	(388)

Balance at June 30, 2022	$42,773

Costs to Obtain

During the six months ended June 30, 2022 and 2021, the Company capitalized $2,071 and $1,253 of costs to obtain revenue contracts and amortized $693 and $580 to sales and marketing expense during the three months ended June 30, 2022 and 2021, $1,247 and $1,144 during the six months ended June 30, 2022 and 2021, respectively. There were no impairments of costs to obtain revenue contracts for the three and six months ended June 30, 2022 and 2021, respectively.

Unsatisfied Performance Obligations

At June 30, 2022, the Company had $88,249 of remaining contract consideration for which revenue has not been recognized due to unsatisfied performance obligations. The Company expects to recognize this revenue over the next five years.

3. Business Combinations

During the year ended December 31, 2021 the Company acquired (a) The Oxford Analytica International Group Incorporated (“Oxford Analytica”), (b) Fireside 21, LLC (“Fireside”); (c) TimeBase Pty. Ltd. (“Timebase”); (d) Board.org, LLC (“Board.org”); (e) Equilibrium World Pte. Ltd. (“Equilibrium”); (f) Predata, Inc. (“Predata”), (g) Curate Solutions, Inc. (“Curate”), (h) Forge.ai, Inc. (“Forge”), and (i) FrontierView Strategy Group (“FrontierView”) (collectively the “2021 Acquisitions”). In connection with the 2021 Acquisitions, the Company incurred $1,418 in transaction costs in 2021. The Company financed these acquisitions through a combination of cash, debt, and equity financing including the issuance of seller notes and convertible notes, and the Company’s common stock. The operations of each acquisition have been included in the Company’s condensed consolidated results of operations since the respective closing dates of each acquisition. The Company measures all assets acquired and liabilities assumed at their acquisition-date fair value. The purchase price allocation for the 2021 Acquisitions has been finalized as of December 31, 2021.

FISCALNOTE HOLDINGS, INC.

Notes to the Condensed Consolidated Financial Statements (continued)

(in thousands, except shares, par value, per share amounts, or as otherwise noted)

The following table summarizes the Company’s acquisitions by region for the periods presented:

2021
North America	6
Europe	1
Australia	1
Asia	1

2021 Acquisitions

Purchase Consideration

The fair value of the common stock issued was estimated based on the fair value of the Company’s common stock on the date of each acquisition. The fair value of the contingent consideration is estimated based on the expected future cash flows and revenues along with the fair value of the Company’s common stock on the date of acquisition. The table below summarizes the fair value of consideration transferred for the 2021 Acquisitions:

	Oxford Analytica	Fireside	Timebase	Board.org	Equilibrium	Predata	Curate	Forge (d)	FrontierView	Total
Acquisition date:	2/12/2021	4/30/2021	5/7/2021	6/3/2021	6/25/2021	6/30/2021	8/27/2021	9/9/2021	11/19/2021
Cash	$3,850	$7,290	$2,241	$10,113	$833	$1,925	$1,120	$614	$18,107	$46,093
Fair value of common stock (a)	2,626	—	—	—	8,271	6,510	6,078	9,481	—	32,966
Fair value of seller notes	—	10,232	2,078	9,128	—	—	—	—	—	21,438
Fair value of contingent consideration (b)	—	—	—	—	—	196	1,206	1,700	—	3,102
Fair value of contributed interests (c)	—	—	—	—	315	—	—	—	—	315

Total	$6,476	$17,522	$4,319	$19,241	$9,419	$8,631	$8,404	$11,795	$18,107	$103,914

1.

The Company transferred the following shares to certain of the sellers of the 2021 Acquisitions: (i) 815,646 for Oxford Analytica, (ii)1,061,770 for Equilibrium, (iii) 835,556 for Predata, (iv) 570,753 for Curate, and (v) 890,230 for Forge, respectively.

2.

Pursuant to the terms of the acquisition agreements, the sellers of certain of the 2021 Acquisitions are eligible for additional contingent consideration consisting of: (i) up to 281,096 shares for Curate, and (ii) 164,983 shares for Forge (all of which have been issued to the Forge employees at the closing, and are subject to clawback based on the earnout provisions), respectively.

3.

The fair value of the contributed interests reflects the Company’s CEO contributing his previously held minority interest in Equilibrium to the Company which is reflected as a capital contribution to the Company.

4.	Forge acquisition includes a decrease of $64 in cash as a result of final working capital settlement.

Purchase Price Allocation for the 2021 Acquisitions

The excess of purchase consideration over the fair value of net tangible and intangible assets acquired was recorded as goodwill, which is primarily attributed to the future economic benefits arising from other assets acquired that could not be individually identified and separately recognized including expected synergies and assembled workforce, for which there is generally no basis for income tax purposes. The table below summarizes aggregated information regarding the fair values of the assets acquired and liabilities assumed as of the respective acquisition dates:

FISCALNOTE HOLDINGS, INC.

Notes to the Condensed Consolidated Financial Statements (continued)

(in thousands, except shares, par value, per share amounts, or as otherwise noted)

	Oxford Analytica	Fireside (a)	Timebase	Board.org (a)	Equilibrium	Predata	Curate	Forge (b)	FrontierView (a)	Total
Cash	$207	$51	$315	$201	$149	$126	$595	$40	$783	$2,467
Accounts receivable	668	389	185	2,862	—	165	179	—	1,535	5,983
Other assets	274	—	85	229	13	258	20	90	289	1,258
Intangible assets	4,600	3,816	1,474	9,122	4,909	5,336	3,720	3,705	5,557	42,239
Accounts payable and accrued expenses	(1,052)	(136)	(220)	(208)	(58)	(245)	(173)	(316)	(1,034)	(3,442)
Deferred revenue	(2,340)	—	(360)	(4,411)	—	(95)	(301)	(281)	(2,173)	(9,961)
Other liabilities	(237)	—	—	(613)	—	(32)	—	—	—	(882)
Deferred tax liability	(441)	—	(475)	—	(835)	—	(609)	—	—	(2,360)

Total net assets acquired	1,679	4,120	1,004	7,182	4,178	5,513	3,431	3,238	4,957	35,302

Goodwill	4,797	13,402	3,315	12,059	5,241	3,118	4,973	8,557	13,150	68,612

Total purchase price	$6,476	$17,522	$4,319	$19,241	$9,419	$8,631	$8,404	$11,795	$18,107	$103,914

(a)

The acquired intangible assets and the goodwill (up to $13,430, $11,446, and $13,150 in connection with the Fireside, Board.org, and FrontierView acquisitions, respectively) will be deductible for U.S. federal income tax purposes.

(b)	Forge acquisition includes a decrease of $64 in goodwill as a result of its final working capital settlement.

Intangible assets

The estimated fair values of developed technology, customer relationships, databases, tradenames, and content library were determined using the income approach. The estimated fair value of the expert network was determined using a “with and without” analysis comparing expected revenues and cash flows with the expert network in place and those that would be expected if the expert network were not in place. The approach used to estimate the fair values use significant unobservable inputs including revenue and cash flow forecasts, customer attrition rates and appropriate discount rates. The following table sets forth the components of identifiable intangible assets acquired and liabilities assumed and their estimated useful lives as of the respective acquisition dates:

	Oxford Analytica	Fireside	Timebase	Board.org	Equilibrium	Predata	Curate	Forge	FrontierView	Total Estimated Fair Value	Estimated Useful Life (Years)
Developed technology	$—	$1,349	$537	$—	$4,909	$1,195	$623	$1,672	$1,972	$12,257	4-20
Customer relationships	750	2,314	937	8,855	—	3,477	1,828	2,033	2,754	22,948	3-15
Databases	—	—	—	—	—	—	1,269	—	—	1,269	15
Tradenames	926	153	—	267	—	664	—	—	239	2,249	3-20
Expert network	2,924	—	—	—	—	—	—	—	—	2,924	6
Content library	—	—	—	—	—	—	—	—	592	592	10

Total intangible assets acquired	$4,600	$3,816	$1,474	$9,122	$4,909	$5,336	$3,720	$3,705	$5,557	$42,239

Contingent liabilities from acquisitions

(a) Contingent Consideration

The contingent consideration consists of the Company’s common stock and restricted stock units and is generally scheduled to be delivered within one to three years upon achievement of certain revenue targets pursuant to the terms of the prevailing purchase agreements. The contingent consideration is payable to all selling shareholders in connection with the Curate and Forge acquisitions, and contains no future service conditions. The amount of fair value attributed to purchase consideration will be adjusted based on changes to the fair value of contingent consideration at each subsequent reporting period with changes being recorded through the condensed consolidated statement of operations and comprehensive loss. The following table summarizes the fair value of contingent consideration as of the date of the 2021 Acquisitions, as of December 31, 2021, and as of June 30, 2022, respectively:

FISCALNOTE HOLDINGS, INC.

Notes to the Condensed Consolidated Financial Statements (continued)

(in thousands, except shares, par value, per share amounts, or as otherwise noted)

	Predata	Curate	Forge	Total
Fair value of contingent consideration on the respective acquisition dates	$196	$1,206	$1,700	$3,102
Changes to the fair value of contingent consideration	322	1,348	(1,236)	434

Fair value of contingent consideration as of December 31, 2021	518	2,554	464	3,536
Unearned contingent consideration reversed	(518)	—	—	(518)
Changes to the fair value of contingent consideration	—	(564)	(455)	(1,019)

Fair value of contingent consideration as of June 30, 2022	$—	$1,990	$9	$1,999

(a) Contingent Compensation

Certain of the 2021 Acquisitions also included contingent compensation payments in the form of cash and/or the Company’s common stock. The contingent compensation payments are generally scheduled to be delivered in one to three years upon achievement of certain revenue targets per agreed upon terms. The contingent compensation payments are payable to certain employees, contingent on them remaining employed through the contingency payout date. The estimated fair value of the contingent compensation payments on the date of acquisition is considered post-combination compensation expense and will be amortized ratably over the contingency period. The amount attributable to post-combination compensation will be adjusted based on changes to the fair value at each subsequent reporting period with changes being recorded as adjustments to compensation expense, accordingly. The following table summarizes the fair value of contingent compensation recognized and settled during the periods presented, and the liability balances as of the periods presented:

	Equilibrium (a)	Predata	Forge (b)	FrontierView (c)	Total
Contingent compensation recognized during 2021	$861	$504	$260	$93	$1,718
Contingent compensation settled in 2021	(150)	—	—	—	(150)

Contingent compensation liability as of December 31, 2021	711	504	260	93	1,568
Contingent compensation recognized	(499)	—	170	1,321	992
Unearned contingent compensation reversed	—	(504)	—	—	(504)
Contingent compensation settled	—	—	(267)	(1,000)	(1,267)

Contingent compensation liability as of June 30, 2022	$212	$—	$163	$414	$789

(a)	Equilibrium contingent compensation consists of up to $4,000 in cash and 250,000 shares of the Company’s common stock.
(b)

Forge contingent compensation consists of an employee retention bonus in the amount of $422 and up to 385,017 shares of the Company’s common stock. These shares are subject to clawback based on the earnout provisions. As of June 30, 2022, Forge employees earned cash contingent compensation of $417, of which $267 was paid in the second quarter of 2022 and the remaining $150 to be paid out in the first quarter in 2023.

(c)

Reflects the first contingent compensation threshold earned by the FrontierView employees as of March 31, 2022 that was settled through the payment of $1,000 in the second quarter of 2022. The second contingent compensation threshold is also for $1,000 and subject to FrontierView achieving previously agreed upon revenue targets.

Unaudited Pro Forma Financial Information

The unaudited pro forma financial information presented below summarizes the combined results of operations for the Company and the 2021 Acquisitions as though the companies were combined as of January 1, 2021.

The unaudited pro forma financial information for all periods presented includes, among other items, amortization charges from acquired intangible assets, retention and other compensation accounted for separately from purchase accounting, interest expense (including amortization of various discounts) on acquisition debt issued to the various sellers, the impacts of common stock issued to the various sellers, and the related tax effects, but excludes the impacts of any expected operational synergies. The unaudited pro forma financial information as presented below is for informational purposes only and is not necessarily indicative of the results of operations that would have been achieved had the 2021 Acquisitions been acquired on January 1, 2021.

FISCALNOTE HOLDINGS, INC.

Notes to the Condensed Consolidated Financial Statements (continued)

(in thousands, except shares, par value, per share amounts, or as otherwise noted)

The unaudited pro forma financial information for the three and six months ended June 30, 2021 combine the historical results of the Company with the historical results of the 2021 Acquisitions for the period prior to the acquisition dates, and the effects of the pro forma adjustments discussed above. The unaudited pro forma financial information, in aggregate, is as follows:

	Three Months Ended	Six Months Ended

	June 30, 2021
Revenues:
Subscription	$21,412	$42,699
Advisory, advertising, and other	3,138	42,574

Total revenues	24,550	85,273

Net loss	$(34,935)	$(62,863)

Subscription revenue from the 2021 Acquisitions recognized by the Company during the three and six months ended June 30, 2021 totaled $2,441 and $3,024, respectively. Advisory, advertising, and other revenue from the 2021 Acquisitions recognized by the Company during the three and six months ended June 30, 2021 totaled $525 and $799, respectively. The 2021 Acquisitions did not have a material impact to the Company’s net loss during the three and six months ended June 30, 2021.

4. Leases

The Company has operating leases, principally for corporate offices under non-cancelable operating leases. The non-cancellable base terms of these leases typically range from one to nine years. The Company’s lease terms may include options to extend or terminate the lease. The period which is subject to an option to extend or terminate the lease is included in the lease term if it is reasonably certain that the option will be exercised.

The following table details the composition of lease expense for the period presented:

	Three Months Ended	Six Months Ended

	June 30, 2022
Operating lease cost (a)	$2,431	$4,873
Variable lease cost	106	194
Short-term lease cost	315	636

Total lease costs	$2,852	$5,703

Sublease income	$(1,337)	$(2,675)

(a)	Excludes operating lease assets impairment charge of $378 related to an unoccupied existing office space lease recorded in the first quarter of 2022.

The following tables present the future minimum lease payments and additional information about the Company’s lease obligations as of June 30, 2022:

2022 (remaining)	$5,913
2023	8,655
2024	4,732
2025	4,812
2026	4,927
Thereafter	23,209

Total minimum lease payments	52,248
Less: Amounts representing interest	13,807

Net minimum lease payments	$38,441

FISCALNOTE HOLDINGS, INC.

Notes to the Condensed Consolidated Financial Statements (continued)

(in thousands, except shares, par value, per share amounts, or as otherwise noted)

June 30, 2022
Weighted average remaining lease term (in years)	7.6
Weighted average discount rate	8.2%

The following table presents supplemental cash flow information for the period presented:

Six Months Ended
June 30, 2022
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash outflows for operating leases	$5,793
Supplemental noncash information on lease liabilities arising from obtaining operating lease assets:
Operating lease assets obtained in exchange for lease obligations	$247

In March 2022, the Company ceased use of excess office space under one of its existing leases, with the intent to sublease this space. In accordance with ASC 360, the Company evaluated the asset group for impairment, which included the associated operating lease asset for the office space, as the change in circumstances indicated the carrying amount of the asset group may not be recoverable. The Company compared the expected future undiscounted cash flows for the office space to the carrying amount and determined that it was impaired. The Company recognized the excess of the carrying value over the fair value of the asset group, which totaled $378, as an impairment expense as part of general and administrative expenses on the condensed consolidated statements of operations and comprehensive loss. The impairment charge resulted in a reduction of $378 to the operating lease asset.

In April 2021 the Company entered into a modification of one of its existing subleases. The sublease modification was to confirm exercise of the renewal period but at a reduced rate. As a result of the sublease modification the Company remeasured its existing sublease loss liability to reflect the impact of the modification of the anticipated cash flows. Subsequently, the Company exercised its termination notification right on this lease which resulted in a termination fee payment of $1,682 made on December 31, 2021 (lease termination notice date) and a second termination fee payment of $1,682 due on March 31, 2023 (the lease termination effective date). As of December 31, 2021, the sublease liability loss liability associated with this lease was $2,621.

In November 2021 the Company acquired an office space lease as part of the acquisition of FrontierView. At December 31, 2021 the office space was unoccupied by any Company personnel and the Company intended to sublease the office space. Based on the terms of the existing lease along with an estimate of future cash flows from a proposed sublease, the Company recorded a lease loss liability of $401 during the year ended December 31, 2021.

In 2017, as an incentive for entering into a lease and building out the Company’s head office in the District of Columbia, the District authorized a grant to the Company in the amount of $750, which has been disclosed as restricted cash, to finance the security deposit of the new office. The Company is required to meet certain covenants, such as maintaining its headquarters in Washington, D.C. and may have to reimburse the District if the covenants are not met. The Company recorded the grant as a grant liability and will relieve the liability if and when all requirements are met.

FISCALNOTE HOLDINGS, INC.

Notes to the Condensed Consolidated Financial Statements (continued)

(in thousands, except shares, par value, per share amounts, or as otherwise noted)

5. Intangible Assets

The following table summarizes the gross carrying amounts and accumulated amortization of the Company’s intangible assets by major class:

							Weighted
							Average
							Remaining
	June 30, 2022			December 31, 2021			Useful Life
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	(Years) June 30, 2022
Developed technology	$33,928	$(15,087)	$18,841	$34,123	$(12,638)	$21,485	5.8
Customer relationships	79,317	(21,202)	58,115	79,474	(17,830)	61,644	9.3
Databases	29,135	(7,814)	21,321	29,142	(6,785)	22,357	10.4
Tradenames	11,069	(2,736)	8,333	11,159	(2,286)	8,873	10.6
Patents	662	(195)	467	513	(165)	348	18.0
Expert network	2,566	(589)	1,977	2,852	(417)	2,435	4.6
Content library	592	(35)	557	592	(5)	587	9.4

Total	$157,269	$(47,658)	$109,611	$157,855	$(40,126)	$117,729

Definite-lived intangible assets are stated at cost, net of amortization, generally using the straight-line method over the expected useful lives of the intangible assets. Amortization of intangible assets, excluding developed technology, was $2,610 and $1,998 for the three months ended June 30, 2022 and 2021, and $5,218 and $4,139 for the six months ended June 30, 2022 and 2021, respectively.

Amortization of developed technology was recorded as part of cost of revenues in the amount of $1,234 and $945 for the three months ended June 30, 2022 and 2021, and $2,486 and $1,864 for the six months ended June 30, 2022 and 2021, respectively.

The expected future amortization expense for intangible assets as of June 30, 2022 is as follows:

2022 (remainder)	$7,639
2023	15,277
2024	14,472
2025	11,274
2026	11,014
Thereafter	49,935

Total	$109,611

Capitalized software development costs

Capitalized software development costs are as follows:

	June 30, 2022			December 31, 2021
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Capitalized software development costs	$14,895	$(3,137)	$11,758	$9,270	$(1,790)	$7,480

During the six months ended June 30, 2022 and 2021, the Company capitalized interest on capitalized software development costs in the amount of $341 and $147, respectively. Amortization of capitalized software development costs was recorded as part of cost of revenues in the amount of $775 and $354 for the three months ended June 30, 2022 and 2021, and $1,346 and $644 for the six months ended June 30, 2022 and 2021, respectively. The estimated useful life is determined at the time each project is placed in service.

FISCALNOTE HOLDINGS, INC.

Notes to the Condensed Consolidated Financial Statements (continued)

(in thousands, except shares, par value, per share amounts, or as otherwise noted)

6. Goodwill

Goodwill represents the excess of the purchase price in a business combination over the fair value of net assets acquired. Goodwill amounts are not amortized, but are rather tested for impairment at least annually during the fourth quarter.

The changes in the carrying amounts of goodwill, which is generally not deductible for tax purposes, is as follows:

Balance at December 31, 2021	$188,768
Impact of foreign currency fluctuations	(850)

Balance at June 30, 2022	$187,918

7. Debt

The following tables provide details over the Company’s outstanding debt instruments:

	June 30, 2022
	Loan principal	PIK Interest	Face Value	Unamortized Premium / Discount (a)	Carrying Value of Debt	Bifurcated Embedded Derivative	Adjusted Carrying Value
First out term loan	$75,000	$—	$75,000	$1,240	$76,240	$—	$76,240
Last out term loan	38,500	20,492	58,992	80	59,072	—	59,072
Senior Secured Subordinated Promissory Note	78,527	16,292	94,819	(30,926)	63,893	30,092	93,985
8090 FV Subordinated Promissory Note	10,000	5,421	15,421	—	15,421	3,331	18,752
Convertible notes	100,842	31,189	132,031	(29,817)	102,214	4,609	106,823
Convertible notes - related parties	18,000	1,625	19,625	—	19,625	—	19,625
2021 seller convertible notes	9,396	173	9,569	(73)	9,496	—	9,496
2021 seller term notes	7,350	76	7,426	(1,486)	5,940	—	5,940
PPP loan	303	—	303	—	303	—	303

Total carrying value	$337,918	$75,268	$413,186	$(60,982)	$352,204	$38,032	390,236

Less: current portion							(18,065)

Total noncurrent debt							$372,171

	December 31, 2021
	Loan principal	PIK Interest	Face Value	Unamortized Premium / Discount (a)	Carrying Value of Debt	Bifurcated Embedded Derivative	Adjusted Carrying Value
First out term loan	$55,000	$—	$55,000	$307	$55,307	$—	$55,307
Last out term loan	38,500	13,601	52,101	175	52,276	—	52,276
Senior Secured Subordinated Promissory Note	78,427	10,668	89,095	(38,999)	50,096	28,058	78,154
8090 FV Subordinated Promissory Note	10,000	—	10,000	(2,533)	7,467	2,400	9,867
Convertible notes	100,842	22,715	123,557	(33,433)	90,124	4,228	94,352
Convertible notes - related parties	18,000	295	18,295	—	18,295	—	18,295
2021 seller convertible notes	9,396	97	9,493	(88)	9,405	—	9,405
2021 seller term notes	7,350	44	7,394	(1,870)	5,524	—	5,524
PPP loan	8,000	—	8,000	—	8,000	—	8,000

Total carrying value	$325,515	$47,420	$372,935	$(76,441)	$296,494	$34,686	331,180

Less: current portion							(13,567)

Total noncurrent debt							$317,613

(a)	Includes unamortized discounts, premiums, final fee accrual and deferred financing fees.

FISCALNOTE HOLDINGS, INC.

Notes to the Condensed Consolidated Financial Statements (continued)

(in thousands, except shares, par value, per share amounts, or as otherwise noted)

a)	Senior Capital Term Loan Refinancing

In October 2020, FiscalNote, Inc., CQ Roll Call, VoterVoice and Sandhill (all wholly-owned subsidiaries of FiscalNote Holdings, Inc. and collectively the “Borrower”), FiscalNote Holdings, Inc. and FiscalNote Holdings II, Inc. (collectively the “Guarantors”), Midcap Financial and Apollo (“Existing Lenders”, “Apollo”), Runway Growth Credit Fund Inc. as Agent (“Agent” or “Runway”), Arrowroot Capital IV, L.P. (“Arrowroot”), Corbel Capital Partners SBIC, L.P. (“Corbel”) and CFIC Partners II, LLC (“CFIC”) (collectively the “New Lenders”) entered into various agreements ultimately providing for the Company to refinance its existing long-term debt agreement (the “Existing Credit Agreement”). The transactions are collectively referred to as the “Refinancing” and the amended debt as the “Senior Term Loan.”

The Refinancing occurred within Amendment No. 8 to the Existing Credit Agreement. In this transaction the Existing Lenders sold the outstanding loan amounts under the Existing Credit Agreement, along with shares of the Company’s Series F Preferred Stock owned by the Existing Lenders, to Arrowroot in a loan assignment agreement. Midcap Financial assigned its role as agent under the Existing Credit Agreement to Runway in an agency assignment agreement. As part of the Amendment No. 8, the Company issued Runway warrants to purchase common stock of the Company. Further, the New Lenders entered into an agreement to assign the relevant loan amounts to each of the New Lenders in an agreement among lenders. Runway is the First Out Lender and Arrowroot, CFIC and Corbel are collectively the Last Out Lenders.

Senior Term Loans

The purchased amount of the Existing Credit Agreement was a total of $75,263 comprised of: (a) Runway for $42,500, (b) Arrowroot for $26,763, and (c) CFIC and Corbel for $6,000. The Company obtained additional loans of $8,237 concurrently with the Refinancing increasing the Senior Term Loan balance to $83,500. Substantially all of the Company’s assets are pledged as collateral pursuant to the terms of the Senior Term Loan. The Senior Term Loan is senior to all outstanding debt of the Company. The maturity date of the Senior Term Loan is August 21, 2023.

The Company has accounted for the Refinancing as an extinguishment of the Existing Credit Agreement and recognized a debt extinguishment loss of $1,866 during the fourth quarter of 2020. Additionally, the Senior Term Loan has been deemed a syndicated debt agreement and is accounted for as two separate debt instruments: (i) the First Out Term Loan and (ii) the Last Out Term Loan. Each of these loans have differing terms and conditions as outlined below.

On September 30, 2021 the Company entered into Amendment No. 9 to the Senior Term Loan (“Amendment No. 9”). As a result of Amendment No. 9, certain of the Company’s financial covenants were updated to reflect the impact of recent acquisitions, the Company’s recently acquired domestic subsidiaries were joined as subsidiary guarantors of the facility, and certain restrictive covenants were modified in light of the Company’s current operations, among other matters. The Company also increased its principal balance of the Senior Term Loan with the First Out Lender by $10,000 and received loan proceeds of $9,555 net of origination fee and reimbursement of certain transaction expenses of $445. The Company incurred $75 of additional fees, totaling $520, which were expensed during the third quarter of 2021. The Company accounted for Amendment No. 9 as a debt modification where the increased principal was recorded as an increase to the loan carrying value and all incurred fees were considered third-party fees and expensed as incurred.

On March 25, 2022 the Company entered into Amendment No. 11 to the Senior Term Loan (“Amendment No. 11”). As a result of Amendment No. 11, certain of the Company’s financial covenants were updated to reflect the Company’s 2022 budget and joined FrontierView as a subsidiary guarantor of the facility, and certain restrictive covenants were modified in light of the Company’s current operations, among other matters. The Company also increased its principal balance of the Senior Term Loan by $20,000 less an origination fee and reimbursement of certain transaction expenses totaling $522 ($403 of which were expensed during the three months ended March 31, 2022 with the remaining $119 capitalized as debt issuance costs). Accordingly, pursuant to Amendment No. 11, the Company received net proceeds of $19,478. In addition, on March 25, 2022 the Company entered into Amendment No. 3 to the Subordinated Promissory Note with GPO FN Noteholder LLC, which effected corresponding modifications to the financial and restrictive covenants thereunder. As part of Amendment No. 11, the Company issued the Last Out Lenders warrants to purchase common stock of the Company that have been accounted for as additional deferred financing costs and recorded as liability. The grant date fair value of the warrants issued to the Last Out Lenders was $436. The Company accounted for Amendment No. 11 as a debt modification where the increased principal was recorded as an increase to the loan carrying value and third-party fees expensed as incurred.

FISCALNOTE HOLDINGS, INC.

Notes to the Condensed Consolidated Financial Statements (continued)

(in thousands, except shares, par value, per share amounts, or as otherwise noted)

The First Out Term Loan had a carrying balance of $76,240 and $55,307 as of June 30, 2022 and December 31, 2021, respectively.

First Out Term Loan

The Company is required to pay the First Out Lender monthly cash interest on the First Out Term Loan. In the event of a default, there is a 5% default interest rate on the First Out Term Loan. The Company is required to pay the First Out Lender fees of $450 and an exit fee of $3,000, including all financing expenses.

The First Out Term Loan contains a contingent default interest and a variable interest credit basis swap that are required to be bifurcated and treated as embedded derivative liabilities. An evaluation of the embedded features led to the conclusion that any associated value was immaterial and required no initial amount to be recorded. These embedded features will continue to be monitored annually to confirm the value remains immaterial.

A warrant to purchase 194,673 shares of common stock (the “First Out Lender Warrant”) was issued to the First Out Lender. The First Out Lender Warrant was issued as an additional fee in connection with the Refinancing. The Company has classified the First Out Lender Warrant as equity and it has been recorded at its initial fair value, with an offsetting deferred financing cost, in the amount of $562 (see Note 8).

Last Out Term Loans

The Company is required to pay the Last Out Lenders Payment-in-Kind (“PIK”) interest at 13%, accrued monthly, as well as PIK fees of 12% per annum. In the event of a default, there is a 5% default interest rate on the Last Out Term Loans. The Company paid the Last Out Lender fees totaling $193, which was deducted from the initial principal amount. The Company is also required to pay an exit fee of $1,500 at the earlier of the maturity date or repayment of the outstanding amount, as well as financing expenses capped at $300.

The Last Out Term Loans contain a $193 original issue discount. This discount was recorded at issuance against the loan principal and is subsequently being amortized as additional interest expense using the effective interest method over the term of the Last Out Term Loans.

The Last Out Term Loan contains a lender default put and contingent default interest that are required to be bifurcated and treated as embedded derivative liabilities. An evaluation of the embedded features led to the conclusion that any associated value was immaterial and required no initial amount to be recorded. These embedded features will continue to be monitored annually to confirm the value remains immaterial.

The Last Out Lenders are entitled to 1.5 times their invested capital, or 25% per annum, comprised of 13% PIK interest and 12% PIK fees. In the event of the prepayment of the Last Out Term Loan, the Series F preferred stock will be repurchased by the Company.

Warrants to purchase a total of 100,000 shares of common stock (the “Last Out Lender Warrants”) were issued to three Last Out Lenders, Arrowroot, CFIC, and Corbel. The Last Out Lender Warrants were issued as an additional fee in connection with the Refinancing under Amendment No. 11. The Company has classified the Last Out Lender Warrants as liability and recorded them at their initial fair values, with offsetting deferred financing costs, in the aggregated amount of $436 (see Note 8).

FISCALNOTE HOLDINGS, INC.

Notes to the Condensed Consolidated Financial Statements (continued)

(in thousands, except shares, par value, per share amounts, or as otherwise noted)

Senior Term Loan Costs

The Company incurred direct and incremental costs (including the fair value of the First Out Lender Warrant and the fair value of the Last Out Lender Warrants) related to the Senior Term Loan. These costs have been allocated to the First Out Term Loan and to the Last Out Term Loans as shown in the table above. The costs have been recorded as deferred financing costs to be amortized as additional interest expense using the effective interest method over the term of the Senior Term Loan. The debt will initially be classified as current and/or long-term based on the contractual maturities. The Company will continually monitor the subjective acceleration clauses and determine if the long-term classification continues to be appropriate.

Series F Preferred Stock

The Company determined that there was no impact on the condensed consolidated financial statements resulting from the transfer of the Series F Preferred Stock from the Existing Lenders to the new Last Out Lenders. The Last Out Lenders purchased the Series F Preferred Stock from the Existing Lenders concurrently with the purchase of the outstanding loans. The preferred stock will continue to be accounted for as temporary equity at its redemption value. If and when the preferred stock is repurchased by the Company, it will be accounted for as part of the extinguishment of the debt at that point in time.

b)	Senior Secured Subordinated Promissory Note

The Economist Group (“TEG”) Seller Note & Equity Sale

In August 2018 and as part of the consideration for the 2018 CQRC Acquisition, the Company entered into a Subordinated Promissory Note (the “Original TEG Seller Note”) for $58,557 with TEG. The Original TEG Seller Note bore PIK interest at 12.577%, which was added to the outstanding principal balance. All principal and accrued and unpaid interest was due on maturity at February 21, 2024 or upon acceleration upon a defined event of default. The Original TEG Seller Note was subordinated to the Apollo Credit Facility and subsequently to the Senior Term Loan.

On December 29, 2020, TEG, the Company, FN SPV Holdings Pty Ltd (“SPV”) and GPO FN Noteholder LLC (“GPO”) entered into various agreements (the “TEG Transactions”) to effect TEG’s divestiture of the Original TEG Seller Note due to TEG liquidity issues.

SPV purchased 9,385 shares of Series E Preferred Stock (“Series E PS”) from TEG for $23,040. In consideration for facilitating the transaction, the Company received a right to 5% of any gains realized by SPV upon liquidation of their Series E PS. GPO purchased the Original TEG Seller Note from TEG with a balance of $78,427 (the “New GPO Note”), which includes the principal and accrued interest paid-in-kind of $48,960.

The Company did not receive any payment as a result of the TEG Transactions. The Company also amended and restated the New GPO Note to provide for, among other things, the addition of various conversion options. The New GPO Note continues to bear PIK interest at 12.577%. In the event of default, there is contingent interest of 5%. As part of the TEG Transactions, Urgent Capital LLC (“Urgent”) was named the administrative manager. Parties to the loan were required to pay all expenses of GPO and Urgent, capped at $250.

The New GPO Note is convertible into common shares upon certain specified circumstances (the “Conversion Shares”). First, if a Qualifying IPO occurs prior to the payment in full of the New GPO Note, the Company shall have the right to require conversion of the total outstanding amount then due on the New GPO Note so long as GPO receives at the time of the Qualifying IPO at least $50,000 in cash in exchange for such Conversion Shares or prepayment of an amount of the New GPO Note, in each case representing an amount equal to the equivalent value of selling $50,000 of Conversion Shares in the Qualifying IPO. Second, GPO has the optional right immediately prior to or at any time subsequent to a Nonqualifying IPO to convert the outstanding principal amount of the New GPO Note into Conversion Shares at a certain conversion price. Third, GPO has the optional right, during the 90-day period prior to the maturity date of the New GPO Note, to convert the outstanding amount of the New GPO Note into Conversion Shares at a certain conversion price. Fourth, GPO has the optional right, immediately prior to a liquidation or reorganization event, or a change of control, to convert the outstanding amount of the New GPO Note into Conversion Shares at a certain conversion price. Certain of the Company’s directors are affiliated with SPV, GPO, and Urgent.

FISCALNOTE HOLDINGS, INC.

Notes to the Condensed Consolidated Financial Statements (continued)

(in thousands, except shares, par value, per share amounts, or as otherwise noted)

Promissory Note

The embedded conversion option (“ECO”) in the New GPO Note contains both fixed and variable share settlement conditions. The conditions requiring settlement in fixed shares are evaluated as a conversion feature while those settleable in a variable number of shares are evaluated as a redemption feature.

The New GPO Note contains a beneficial conversion feature (“BCF”) initially valued at $34,078 ($33,228 net of taxes). This has been recorded as a credit to additional paid-in capital and resulted in a debt discount to be amortized as additional interest expense over the term of the New GPO Note.

The redemption feature is required to be bifurcated as an embedded derivative liability. The redemption feature was initially recorded at its fair value of $19,607. This resulted in a debt discount to be amortized as additional interest expense over the term of the New GPO Note. The derivative liability will be revalued at each reporting period with changes being recorded as a non-operating gain or loss in the condensed consolidated statements of operations and comprehensive loss.

Conversion prices vary and depend upon the type of conversion event (at the option of the holder, contingent upon future qualified financing, contingent upon a change in control, etc.) and generally are at a 25% discount to future qualified offering price or based on a fixed future pre-money enterprise value of approximately $818,000.

No other embedded features required bifurcation.

Series E Preferred Shares

The SPV purchase of outstanding Series E PS from TEG is a transaction between the Company Shareholders and as such there is no financial statement adjustment required. There was a contingent arrangement fee which does not require an adjustment to the condensed consolidated financial statements until such time as the occurrence is deemed probable and estimable. The Company will re-evaluate the probability of occurrence of each event on a quarterly basis. If any of the contingent fees become probable or is received, a shareholder capital contribution will be recorded as an increase to additional paid-in capital in the condensed consolidated statements of changes in temporary equity and stockholders’ deficit.

c)	8090 FV Subordinated Promissory Note

On December 29, 2021 the Company entered into a subordinated promissory note for $10,000 with 8090 FV LLC (the “8090 Note”) that also allows the Company to increase the subordinated promissory notes by $8,000 on the same terms and conditions. 8090 FV LLC is required to provide the Company with the aforementioned funds within thirty days upon request. The 8090 Note bears PIK interest at 12.5% to be accrued beginning on March 1, 2022. The 8090 Note is subject to an exit fee in the same amount of accrued PIK interest. The exit fee together with unpaid principal and PIK interest is collectively “the Payoff Amount”. The 8090 Note matures on the earlier of (i) a Deemed Liquidation Event and (ii) September 30, 2024. Upon maturity the 8090 FV LLC shall receive the greater of (i) the Payoff Amount and (ii) the mandatory buyback amount which is equal to the sum of (y) 150% of the original principal amount and (z) the amount of interest that has accrued. The Company incurred transaction expenses of $192 which were recorded as deferred financing costs to be amortized as additional interest expense using the effective interest method over the term of the 8090 FN Note. The Company started accruing for the ongoing interest and exit fee as interest expense each period on March 1, 2022 and recorded monthly interest expense to accrete for the final payment fee of $5,000 beginning on January 1, 2022. The Company recorded the second tranche commitment fee of $80 and $160 as an operating expense during the three and six months ended June 30, 2022.

FISCALNOTE HOLDINGS, INC.

Notes to the Condensed Consolidated Financial Statements (continued)

(in thousands, except shares, par value, per share amounts, or as otherwise noted)

The Company concluded that the mandatory repayment upon an event of default and the mandatory buyback events require bifurcation as embedded derivative liabilities (put rights) and will be accounted for as a single combined derivative liability recorded at fair value. The embedded derivative liabilities were initially valued at $2,400 as of December 31, 2021. At December 31, 2021, the Company recorded the derivative liabilities of $2,400 as a debt discount to be amortized as additional interest expense over the expected term using the effective interest method. The liability will be marked-to-market each balance sheet period with the change being recorded as a non-operating gain or loss in the condensed consolidated statements of operations and comprehensive loss.

The Company recorded total interest expense of $4,148 and $8,013 during the three and six months ended June 30, 2022, respectively.

d)	Convertible Notes

During the year ended December 31, 2021, the Company received gross proceeds of $59,680 from the issuance of convertible promissory notes (collectively the “Convertible Notes”, individually for each tranche by year as “2021 Convertible Notes” or “2021 Notes”, “2020 Convertible Notes” or “2020 Notes”, and “2019 Convertible Notes” or “2019 Notes” for the 2019 convertible promissory notes issuance) in various private placements to accredited investors.

The Convertible Notes can generally be classified into four distinct groupings with similar terms. The Convertible Notes generally have maturities between one and five years, bear PIK interest ranging from 6-15% per annum and are convertible at the option of the holders or upon certain contingent events, including defined future qualified financings, into shares of senior capital stock or the specific capital stock issued in any such contingent events. The holders generally have various contingent redemption rights, including upon default and changes in control, and registration rights and are subordinated to defined senior indebtedness.

Certain embedded contingent redemption rights are reflected as derivative liabilities and are accounted for at fair value with changes in fair value reflected in the condensed consolidated statement of operations and comprehensive loss. The discount to the Convertible Notes created by such embedded derivatives is being amortized as additional interest expense over the terms of the Convertible Notes.

The issuance costs with respect to the Convertible Notes, which are recorded as a debt discount, are deferred and amortized as additional interest expense over the terms of the Convertible Notes.

The following table details the principal, interest and other amounts associated with the Convertible Notes as described above as of the dates presented:

	June 30, 2022
	Principal	Deferred Financing Fees	PIK Interest Accrual	Debt Discount	Amortization of Deferred Financing Fees	Amortization of Deferred Debt Discount	Derivative Liabilities	Total
2019 Notes	$17,320	$(3,454)	$5,881	$(986)	$1,310	$706	$2,245	$23,022
2020 Notes	59,681	(1,027)	21,120	(14,111)	321	4,260	—	70,244
2021 Notes	23,841	(214)	4,188	(21,224)	55	4,547	2,364	13,557

Total	$100,842	$(4,695)	$31,189	$(36,321)	$1,686	$9,513	$4,609	$106,823

	December 31, 2021
	Principal	Deferred Financing Fees	PIK Interest Accrual	Debt Discount	Amortization of Deferred Financing Fees	Amortization of Deferred Debt Discount	Derivative Liabilities	Total
2019 Notes	$17,320	$(3,454)	$4,639	$(986)	$862	$848	$2,031	$21,260
2020 Notes	59,680	(1,027)	15,640	(14,111)	237	3,117	—	63,536
2021 Notes	23,841	(214)	2,437	(21,224)	31	2,488	2,197	9,556

Total	$100,841	$(4,695)	$22,716	$(36,321)	$1,130	$6,453	$4,228	$94,352

FISCALNOTE HOLDINGS, INC.

Notes to the Condensed Consolidated Financial Statements (continued)

(in thousands, except shares, par value, per share amounts, or as otherwise noted)

The Company incurred total interest expense related to the Convertible Notes, including the amortization of the various discounts, of $6,159 and $5,971 for the three months ended June 30, 2022 and 2021, and $12,090 and $8,935 for the six months ended June 30, 2022 and 2021, respectively.

Conversion prices vary and depend upon the type of conversion event (at the option of the holder), contingent upon future qualified financing, contingent upon a change in control, and generally are at a 15% to 20% discount to future qualified offering price or are based on a fixed future pre-money enterprise value ranging from $197,500 to $1,000,000.

Certain of the 2021 Notes contain a beneficial conversion feature initially valued at $15,072 ($14,392 net of taxes) as of June 30, 2021 and at $15,252 ($14,449 net of taxes) as of December 31, 2021. This has been recorded as a credit to additional paid-in capital and resulted in a debt discount to be amortized as additional interest expense over the term of the applicable 2021 Notes.

During the six months ended June 30, 2022 and 2021, $10,734 and $6,434 of PIK interest was settled through issuance of additional Convertible Notes to the noteholders.

A summary of the Convertible Notes, by grouping, follows:

	Group A	Group B	Group C	Group D (a)	Total
Principal amount	$95,412	$430	$1,000	$4,000	$100,842

Maturity year	2025	2024	2024	2024

Annual interest rate	15%	6%	7%	1%

Conversion options:
At the holders’ option	X			X

Automatic upon contingent event	X	X	X	X

Variable conversion prices with discounts	X		X	X

Embedded features:
Borrower prepayment right				X

Lender automatic redemption right	X

Lender contingent redemption right	X

Registration rights	X

(a)	Interest rate was reset to 1% on March 1, 2021 effective prospectively from an original interest rate of 15% set at inception.

The holder of $4,000 of Convertible Notes issued in 2019 entered into an agreement with a revocable trust (the “Trust”), the trustee of which is the Company’s Chief Executive Officer. The Trust agreed to purchase the 2019 Convertible Notes from the holder on its one-year anniversary for $4,000 in cash and $4,000 worth of shares of the Company’s capital stock held by the Trust, for a total value of $8,000. The Company reflected the Trust’s obligation to issue the $4,000 worth of shares of capital stock to the holder as a capital contribution in 2019 with an offsetting charge to interest expense. On March 1, 2021 (the “Effective Date”), the parties entered into an agreement providing for the Company to issue 549,484 shares of Series F Preferred Stock valued at $4,363 in exchange for the termination of the Trust’s obligation and amendment of the $4,000 Convertible Notes (the “Letter Agreement”). The Letter Agreement provided for, among other things, a reduced interest rate from 15% to 1% and waiving all accrued interest through the Effective Date. The Letter Agreement was accounted for as a debt modification with (i) $4,000 related to termination of the Trust’s obligation being recognized as a capital distribution with an offsetting debt premium, (ii) writing off $1,056 of accrued interest that was forgiven, and (iii) recording deferred financing fees of $3,307 reflecting the net balance of the Series F Preferred Stock and the forgiven interest. The deferred financing fee will be amortized as additional interest expense over the term of the note using the effective interest method.

FISCALNOTE HOLDINGS, INC.

Notes to the Condensed Consolidated Financial Statements (continued)

(in thousands, except shares, par value, per share amounts, or as otherwise noted)

The holder of $1,700 of the Convertible Notes issued in 2019 entered into an agreement with the Trust. After a three-year period from the date of the issuance of the 2019 Convertible Notes, provided any amount under the 2019 Convertible Notes is outstanding and the holder converts the 2019 Convertible Notes, the holder has the option to sell the underlying preferred shares to the Trust at the price greater than the fair market value of the preferred shares or the outstanding principal amount plus accrued PIK interest. The Trust is obligated to buy the shares or identify an alternative buyer. The Company estimates that the value of this put option is immaterial, as the put option effectively provides an earlier maturity date and the market will have ready buyers for the underlying preferred shares.

e)	FrontierView Convertible Notes

Concurrent with, and in order to finance the acquisition of FrontierView on November 19, 2021, the Company entered into a $15,000 convertible note with XC FiscalNote-B, LLC and a $3,000 convertible note with Skyone Capital Pty Limited, respectively (collectively the “FrontierView Convertible Notes”). Keith Nilsson, a director of FiscalNote, is managing director of XC FiscalNote-B, LLC and Conrad Yiu, a director of FiscalNote, is director of Skyone Capital Pty Limited, respectively. Both lenders in the transaction are existing members of the board of directors of the Company as well as equity investors in the Company. Accordingly, the Company has presented the FrontierView Convertible Notes as a related party balance on the condensed consolidated balance sheet. The FrontierView Convertible Notes are subordinate to the Senior Term Loan and the GPO Note, accrue no interest, do not provide for voluntary prepayment, mature at $27,000 in the event the conversion events have not occurred by September 30, 2024, and provide for automatic conversion as defined within the agreement at $27,000. The Company did not incur third party expenses related to the issuance of the FrontierView Convertible Notes.

The FrontierView Convertible Notes contain embedded features including automatic conversion upon a conversion event (both fixed and variable), optional conversion upon a change of control (both fixed and variable), optional redemption feature upon a change of control and redemption features upon an event of default. The embedded conversion options in the FrontierView Convertible Notes contain both fixed and variable share settlement conditions. The conditions requiring settlement in fixed shares are evaluated as conversion features while those settleable in a variable number of shares are evaluated as redemption features.

The Company determined that the embedded conversion options were not clearly and closely related to the debt host. As the Company is a private company and its shares are not tradable, the shares would not be readily convertible to cash. Consequently, the embedded conversion options do not meet the net settlement criteria and thus, they do not meet the definition of a derivative. Any contingent beneficial conversion features will be measured (using the commitment date stock price) and recorded upon occurrence of the contingency event (conversion event and/or change of control).

The Company determined that the embedded redemption features were not clearly and closely related to the debt host and were required to be bifurcated from the debt host, and therefore were combined and accounted as a single embedded derivative liability. The Company determined that the fair value of the redemption features approximated zero and therefore has not assigned any value to the embedded redemption features as of June 30, 2022 and December 31, 2021. The derivative liability will be revalued at each reporting period with changes being recorded as a non-operating gain or loss in the condensed consolidated statements of operations and comprehensive loss.

During the three and six months ended June 30, 2022, the Company recorded $680 and $1,330 of interest expense to accrete for the final payment fee of $9,000 at a computed annual effective interest rate of 15.2%, respectively. At June 30, 2022, the Company had loan balance of $19,625 for the FrontierView Convertible Notes.

f)	2021 Seller Notes

During the year ended December 31, 2021, the Company issued notes to certain sellers in conjunction with the 2021 Acquisitions (the “2021 Seller Notes”):

Fireside21

On April 30, 2021, the Company issued the Fireside sellers: (i) $7,350 of subordinated, unsecured promissory notes (the “Fireside Promissory Notes”) and (ii) $2,911 of convertible subordinated promissory notes (the “Fireside Convertible Notes”).

FISCALNOTE HOLDINGS, INC.

Notes to the Condensed Consolidated Financial Statements (continued)

(in thousands, except shares, par value, per share amounts, or as otherwise noted)

The Fireside Promissory Notes (i) provide for interest at the applicable federal rate (“AFR”) (0.89% at issuance), (ii) mature on the earlier of May 31, 2024 or upon an event of default, (iii) provide for no payments until maturity, (iv) allow the Company to prepay in whole or in part from time to time, and (v) are subordinate to the Company’s Senior Term Loan and New GPO Note. The Company did not incur a material amount of issuance costs with respect to the Fireside Promissory Notes. The Fireside Promissory Notes were recorded at their issuance fair value of $4,971 with a debt discount of $2,379 to be amortized as additional interest expense over the term.

FISCALNOTE HOLDINGS, INC.

Notes to the Condensed Consolidated Financial Statements (continued)

(in thousands, except shares, par value, per share amounts, or as otherwise noted)

The Fireside Convertible Notes (i) provide for interest at the AFR (0.89% at issuance), (ii) provide for automatic conversion into 848,564 shares of Company common stock on the earlier of May 31, 2024 or a conversion event, (iii) provide for no payments until maturity, and (v) are subordinate to the Company’s Senior Term Loan and New GPO Note. Conversion events include closing of a firm commitment public offering or a change in control event. The Company did not incur a material amount of issuance costs with respect to the Fireside Convertible Notes. The Company recorded the Fireside Convertible Notes at its principal amount of $2,911 and recorded the debt premium of $2,350 as an increase to additional paid-in capital.

The Company incurred total interest expense related to the Fireside Promissory Notes and the Fireside Convertible Notes, of $215 and $429 for the three and six months ended June 30, 2022, $142 for the three and six months ended June 30, 2021, respectively.

Timebase

On May 7, 2021, the Company issued the Timebase sellers AUD 2,800 (USD equivalent of $2,185 on the date of issuance) of subordinated, convertible promissory notes (the “Timebase Convertible Notes”).

The Timebase Convertible Notes (i) provide for PIK interest of 4%, (ii) mature on the earlier of July 31, 2024 or an event of default, (iii) provide for automatic conversion upon a conversion event, (iv) provide for no payments until maturity, and (v) are subordinate to the Company’s Senior Term Loan and New GPO Note. Conversion events include closing of a firm commitment public offering or a change in control event. Upon a conversion event, the Timebase Convertible Notes shall convert into the same class and series of shares issued in the conversion event at the midpoint of the price range anticipated in such event. The Company did not incur a material amount of issuance costs with respect to the Timebase Convertible Notes. The Timebase Convertible Notes were recorded at their issuance fair value of $2,078 with a debt discount of $107 to be amortized as additional interest expense over the term.

The Company incurred total interest expense related to the Timebase Convertible Notes of $28 and $56 for the three and six months ended June 30, 2022, $16 for the three and six months ended June 30, 2021, respectively.

Board.org

On June 3, 2021 the Company issued the Board.org sellers $4,300 of subordinated, convertible promissory notes (the “Board.org Convertible Notes”).

The Board.org Convertible Notes (i) provide for interest at the AFR (1.02% at issuance), (ii) provide for automatic conversion upon the earlier of May 31, 2024, an event of default and a conversion event, (iii) provide for no payments until maturity, and (iv) are subordinate to the Company’s Senior Term Loan and New GPO Note. Conversion events include closing of a firm commitment public offering or a change in control event. Upon conversion, the Board.org Convertible Notes shall convert into shares of the Company’s common stock at a conversion price of $4.30. The Company did not incur a material amount of issuance costs with respect to the Board.org Convertible Notes. The Company recorded the Board.org Convertible Notes at its principal amount of $4,300 and recorded the debt premium of $4,828 as an increase to additional paid-in capital.

The Company incurred total interest expense related to the Board.org Convertible Notes of $11 and $22 for the three and six months ended June 30, 2022, $3 for the three and six months ended June 30, 2021, respectively.

g)	PPP loan

On April 13, 2020, the Company received funding in the principal amount of $8,000 under the CARES Act. Interest accrues at 1%. On February 14, 2022, the SBA forgave $7,667 of the PPP Loan with the remaining balance of $333 to be repaid over five years. The company recognized the forgiveness of PPP Loan as a gain on debt extinguishment on the condensed consolidated statements of operations and comprehensive loss. As of June 30, 2022, the Company recorded $65 of the remaining PPP Loan as short-term debt and $238 as long-term debt on the condensed consolidated balance sheet.

FISCALNOTE HOLDINGS, INC.

Notes to the Condensed Consolidated Financial Statements (continued)

(in thousands, except shares, par value, per share amounts, or as otherwise noted)

Total Debt

The Company was in compliance with all debt covenants as of June 30, 2022.

The following table summarizes the total estimated fair value of the Company’s debt as of June 30, 2022 and December 31, 2021, respectively. These fair values are deemed Level 3 liabilities within the fair value measurement framework.

	June 30, 2022	December 31, 2021
First out term loan	$75,300	$56,960
Last out term loan	49,986	47,358
Senior secured subordinated promissory note	77,991	73,274
8090 FV Subordinated Promissory Note	15,479	14,597
Convertible notes	204,494	198,179
Convertible notes - related parties	26,596	25,510
2021 seller convertible notes	23,220	23,648

Total	$473,066	$439,526

8. Stockholders’ Deficit and Temporary Equity

Common Stock

As of June 30, 2022 and December 31, 2021, the Company had 99,066,892 shares of its $0.00001 par value common stock authorized, of which 15,741,225 and 15,456,165 shares were issued and outstanding, respectively.

Preferred Stock (Temporary Equity)

The following details the Company’s outstanding preferred stock as of the dates presented:

	June 30, 2022	December 31, 2021	June 30, 2022	December 31, 2021

Series of preferred stock	Number of Shares Issued and Outstanding		Redemption Value
Series A redeemable, convertible preferred stock ($0.00001 par value, 12,851,709 authorized)	12,851,709	12,851,709	$144,068	$143,168
Series B redeemable, convertible preferred stock ($0.00001 par value, 4,349,416 authorized)	4,336,912	4,336,912	48,617	48,313
Series C redeemable, convertible preferred stock ($0.00001 par value, 3,630,822 authorized)	3,630,822	3,630,822	40,701	40,447
Series C-1 Redeemable, Convertible Preferred Stock ($0.00001 Par Value, 1,750,000 authorized)	1,452,330	1,452,330	16,281	16,179
Series D redeemable, convertible preferred stock ($0.00001 par value, 1,912,410 authorized)	1,912,410	1,912,410	25,000	25,000
Series D-1 redeemable, convertible preferred stock ($0.00001 par value, 709,495 authorized)	709,495	709,495	7,953	7,899
Series E redeemable, convertible preferred stock ($0.00001 par value, 9,385,200 authorized)	9,385,200	9,385,200	105,208	104,739
Series F redeemable, convertible preferred stock ($0.00001 par value, 48,979,987 authorized)	6,760,409	6,760,409	50,775	50,639
Series G redeemable, convertible preferred stock ($0.00001 par value, 1,929,130 authorized)	706,975	706,975	12,827	12,827

Total temporary equity	41,746,262	41,746,262	$451,430	$449,211

FISCALNOTE HOLDINGS, INC.

Notes to the Condensed Consolidated Financial Statements (continued)

(in thousands, except shares, par value, per share amounts, or as otherwise noted)

The Company recognized changes in the redemption value of its redeemable, convertible preferred stock of $10,614 and $133,105 for the three months ended June 30, 2022 and 2021, and $2,219 and $135,760 for the six months ended June 30, 2022 and 2021, respectively, as a deemed dividend.

During the six months ended June 30, 2021, the Company sold 652,132 shares of its Series G redeemable, convertible preferred stock, par value $0.00001 (the “Series G Convertible Preferred Stock”) for gross proceeds of $11,832 and incurred offering costs of $201. In connection with the issuance of a portion of the Series G Convertible Preferred Stock, one investor received warrants to acquire 75,327 shares of the Company’s common stock at an exercise price of $0.01 per share (the “Series G Warrants”). $252 of the gross proceeds were allocated to the Series G Warrants.

Board of Directors

The holders of Series A Convertible Preferred Stock, voting as a separate class, shall be entitled to elect two members of the Company’s Board of Directors (the “Series A Directors”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors.

For as long as at least 4,600,000 shares of Series E Convertible Preferred Stock are outstanding, the holders of Series E Convertible Preferred Stock, voting as a single class, shall be entitled to elect one member of the Company’s Board of Directors at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors.

The holders of common stock, voting as a separate class, shall be entitled to elect three members of the Company’s Board of Directors (the “Common Directors”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors. There are two Independent Directors who shall be individuals mutually agreed upon by the Common Directors and the Series A Directors.

Any additional members of the Company’s Board of Directors shall be elected by the holders of common stock and preferred stock, voting together as a single class and on an as-converted basis. If a vacancy on the Board of Directors is to be filled by the Board of Directors, only directors elected by the same class or classes of stockholders as those who would be entitled to vote to fill such vacancy shall vote to fill such vacancy.

Voting

Except as otherwise specified in the Amended and Restated Certificate of Incorporation or as required by law, the holders of preferred stock and the holders of common stock shall vote together and not as separate classes. Each holder of preferred stock shall be entitled to the number of votes equal to the number of shares of common stock into which the shares of preferred stock held by such holder could be converted as of the record date.

Conversion

Each share of preferred stock shall automatically be converted into fully paid, non-assessable shares of common stock at the then effective conversion rate for such share immediately prior to either (i) the closing of a deSPAC transaction, or (ii) a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933 or equivalent non-US exchange, as amended, covering the offer and sale of the Company’s common stock, provided that the offering price per share is not less than two times the Original Issue Price ($5.779) of the Series F Convertible Preferred Stock, and the aggregate net proceeds (after deduction of underwriters’ discounts and commissions) to the Company are not less than $50,000,000.

Effective on November 5, 2021, the Company adopted its Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) which, among other matters, increased the conversion price of the Company’s Series F Preferred Stock from $5.779 to $8.625 per share. As a result, upon an automatic conversion of the Series F Preferred Stock in accordance with applicable terms of the Certificate of Incorporation, each then-outstanding share of Series F Preferred Stock would convert into shares of Common Stock at a conversion rate of 0.67. In connection with the adoption of the Certificate of Incorporation, the Company issued an aggregate of 2,230,938 additional shares of Series F Preferred Stock to the existing holders thereof to offset the reduction in the conversion rate. The Certificate of Incorporation also decreased the liquidation preference of the Series F Preferred Stock to $3.871 to reflect the anticipated additional issuances of the Series F.

FISCALNOTE HOLDINGS, INC.

Notes to the Condensed Consolidated Financial Statements (continued)

(in thousands, except shares, par value, per share amounts, or as otherwise noted)

Each share of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock may optionally convert, upon the receipt by the Company of a written request for such conversion from the holders of at least fifty percent (50%) of the outstanding shares of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock then outstanding (voting as a single class and on an as-converted basis), or, if later, the effective date for conversion specified in such request.

Each share of Series C Convertible Preferred Stock and Series C-l Convertible Preferred Stock may optionally convert, upon the receipt by the Company of a written request for such conversion from the holders of at least fifty percent (50%) of the outstanding shares of the Series C Convertible Preferred Stock and Series C-l Convertible Preferred Stock then outstanding (voting as a single class and on an as-converted basis), or, if later, the effective date for conversion specified in such request.

Each share of Series D Convertible Preferred Stock and Series D-l Convertible Preferred Stock may optionally convert, upon receipt by the Company of a written request for such conversion from the holders of at least fifty percent (50%) of the outstanding shares of the Series D and Series D-l then outstanding (voting as a single class and on an as- converted basis), or, if later, the effective date for conversion specified in such request.

Each share of Series E Convertible Preferred Stock may optionally convert upon the receipt by the Company of a written request for such conversion from the holders of at least fifty percent (50%) of the outstanding shares of the Series E Convertible Preferred Stock then outstanding (voting on an as-converted basis), or, if later, the effective date for conversion specified in such request.

Each share of Series F Convertible Preferred Stock may optionally convert upon the receipt by the Company of a written request for such conversion from the holders of at least fifty percent (50%) of the outstanding shares of the Series F Convertible Preferred Stock then outstanding (voting on an as-converted basis), or, if later, the effective date for conversion specified in such request.

Each share of Series G Convertible Preferred Stock may optionally convert upon the receipt by the Company of a written request for such conversion from the holders of at least fifty percent (50%) of the outstanding shares of the Series G Convertible Preferred Stock then outstanding (voting on an as-converted basis), or, if later, the effective date for conversion specified in such request.

Redemption

Each class of preferred stock has a redemption clause that states that any time on or after August 20, 2023, and at the election of the holders of a majority of the then outstanding shares of the applicable class of preferred stock, the Company shall redeem, out of funds legally available, all (not less than all) outstanding shares of the applicable class of preferred stock owned by the electing holders (other than holders of Series C Convertible Preferred Stock, Series C-1 Convertible Preferred Stock, Series D Convertible Preferred Stock, Series D-1 Convertible Preferred Stock, Series E Convertible Preferred Stock, Series F Convertible Preferred Stock or Series G Convertible Preferred Stock that have expressly opted out of participation in such redemption), which have not been converted into common stock in three (3) equal installments. The Company shall redeem such shares of preferred stock by paying in cash an amount per share equal to the greater of (i) the fair market value per share as of the date of election of or (ii) the original issue price for such share of preferred stock, plus an amount equal to all declared and unpaid dividends thereon, whether or not earned.

Dividends

The Company cannot make any distributions with respect to the common stock or the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock, Series C-1 Convertible Preferred Stock, Series D Convertible Preferred Stock, Series D-1 Convertible Preferred Stock, Series E Convertible Preferred Stock, and Series G Convertible Preferred Stock) (collectively the “Junior Preferred Stock”) unless dividends on the Series F Convertible Preferred Stock have been declared and have been paid or set aside for payment. The Company cannot make any distributions with respect to the common stock or other Junior Preferred Stock unless dividends on the Series E Convertible Preferred Stock have been declared and have been paid or set aside for payment. The Company cannot make any distributions with respect to the common stock unless dividends on the Junior Preferred Stock have been declared and have been paid or set aside for payment. After the payment or setting aside for payment of the dividends described above, any additional dividends (other than dividends on common stock payable solely in common stock) set aside or paid in any fiscal year shall be set aside or paid among the holders of the common stock and preferred stock then outstanding in proportion to the greatest whole number of shares of common stock which would be held by each such holder if all shares of preferred stock were converted at the then-effective conversion rate. Dividends are non-cumulative. Payments of dividends to the holders of the Junior Preferred Stock (other than holders of Series E Convertible Preferred Stock) shall be on a pro rata, pari passu basis in proportion to the dividend rates for each series thereof. No dividends have been declared through June 30, 2022.

FISCALNOTE HOLDINGS, INC.

Notes to the Condensed Consolidated Financial Statements (continued)

(in thousands, except shares, par value, per share amounts, or as otherwise noted)

Liquidation Rights

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary:

Prior and in preference, first the holders of the Series F Convertible Preferred Stock shall be entitled to receive on a pari passu basis, any distribution of any of the assets of the Company to the holders of the common stock and Junior Preferred Stock by reason of their ownership of such stock, an amount per share for each share of Series F Convertible Preferred Stock held by them equal to the sum of (i) the liquidation preference specified for each share and (ii) all declared but unpaid dividends (if any). If the proceeds are insufficient to permit the payment, then the entire amount of proceeds shall be distributed with equal priority and pro rata among the holders of the Series F Convertible Preferred Stock.

Prior and in preference, second the holders of the Series E Convertible Preferred Stock shall be entitled to receive on a pari passu basis, any distribution of any of the assets of the Company to the holders of the common stock and Junior Preferred Stock (except for Series E Convertible Preferred Stock) by reason of their ownership of such stock, an amount per share for each share of Series E Convertible Preferred Stock held by them equal to the sum of (i) the liquidation preference specified for each share and (ii) all declared but unpaid dividends (if any). If the proceeds are insufficient to permit the payment, then the entire amount of proceeds shall be distributed with equal priority and pro rata among the holders of the Series E Convertible Preferred Stock.

Prior and in preference, third the holders of the Series D Convertible Preferred Stock, Series D-1 Convertible Preferred Stock, and Series G Convertible Preferred Stock shall be entitled to receive on a pari passu basis, any distribution of any of the assets of the Company to the holders of the common stock and Junior Preferred Stock (except for Series E Convertible Preferred Stock, Series D Convertible Preferred Stock, Series D-1 Convertible Preferred Stock, and Series G Convertible Preferred Stock) by reason of their ownership of such stock, an amount per share for each share of Series D Convertible Preferred Stock and Series D-1 Convertible Preferred Stock held by them equal to the sum of (i) the liquidation preference specified for each share and (ii) all declared but unpaid dividends (if any). If the proceeds are insufficient to permit the payment, then the entire amount of proceeds shall be distributed with equal priority and pro rata among the holders of the Series D Convertible Preferred Stock and Series D-1 Convertible Preferred Stock.

Prior and in preference, fourth the holders of the Series C Convertible Preferred Stock and C-1 Convertible Preferred Stock shall be entitled to receive on a pari passu basis, any distribution of any of the assets of the Company to the holders of the Common Stock and Junior Preferred Stock (except for Series G Convertible Preferred Stock, Series E Convertible Preferred Stock, Series D Convertible Preferred Stock, Series D-1 Convertible Preferred Stock, Series C Convertible Preferred Stock and Series C-1 Convertible Preferred Stock) by reason of their ownership of such stock, an amount per share for each share of Series C Convertible Preferred Stock and Series C-1 Convertible Preferred Stock held by them equal to the sum of (i) the liquidation preference specified for each share and (ii) all declared but unpaid dividends (if any). If the proceeds are insufficient to permit the payment, then the entire amount of proceeds shall be distributed with equal priority and pro rata among the holders of the Series C Convertible Preferred Stock and Series C-1 Convertible Preferred Stock.

Prior and in preference, fifth the holders of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock shall be entitled to receive on a pari passu basis, any distribution of any of the assets of the Company to the holders of the common stock and all other series of preferred stock by reason of their ownership of such stock, an amount per share for each share of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock held by them equal to the sum of (i) the liquidation preference specified for each share and (ii) all declared but unpaid dividends (if any). If the proceeds are insufficient to permit the payment, then the entire amount of proceeds shall be distributed with equal priority and pro rata among the holders of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock.

All shares of the Company’s preferred stock are classified as temporary equity due to contingent redemption features and are initially recorded at fair value. Because the Company has determined that it is probable that the preferred stock will become redeemable, the preferred stock is accreted to its redemption value (which is the greater of its fair value or liquidation value) at each reporting date with the change in redemption value recorded through additional paid-in capital and accumulated deficit.

FISCALNOTE HOLDINGS, INC.

Notes to the Condensed Consolidated Financial Statements (continued)

(in thousands, except shares, par value, per share amounts, or as otherwise noted)

Warrants

As of June 30, 2022, the following warrants were outstanding:

Warrant Holder	Underlying Shares	Exercise Price	Issuance Date	Expiration Date	Balance Sheet Classification
Comerica	12,504 Shares of Series B	$2.40	June 2015	June 2025	Liability
Eastward	100,000 Shares of common stock	$1.75	January 2017	January 2027	Liability
Runway	194,673 Shares of common stock	$0.01	October 2020	October 2030	Equity
Series G Investor	75,327 Shares of common stock	$0.01	February 2021	February 2024	Equity
Last Out Lenders	100,000 Shares of common stock	$10.16	March 2022	March 2032	Liability

At June 30, 2022 and December 31, 2021 the fair value of the Comerica Warrant was $113 and $112, respectively. At June 30, 2022 and December 31, 2021 the fair value of the Eastward Warrant was $915 and $909, respectively. At June 30, 2022, the fair value of the Last Out Lenders Warrants was $469.

9. Stock-Based Compensation

In 2013, the Company adopted the 2013 Equity Incentive Plan (as amended from time to time) (the “2013 Equity Incentive Plan”) pursuant to which the Company’s Board of Directors may grant various stock-based awards, including stock options to purchase shares of the Company’s common stock, restricted stock units, and other stock-based awards to employees, officers, directors, consultants, advisors, and other eligible participants.

Under the 2013 Equity Plan, the Company has issued stock option awards, restricted stock units, performance stock units, and other restricted stock awards. Regardless of the type of award issued, any shares issued under the 2013 Equity Plan may consist in whole or in part of authorized but unissued shares or treasury shares. No awards may be issued more than 10 years after the 2013 Equity Plan’s effective date. In determining related stock-based compensation expense for any award under the 2013 Equity Plan, the Company has made an accounting policy election to account for forfeitures of awards as they occur and therefore stock-based compensation expense presented below has not been adjusted for any estimated forfeitures.

In February and July 2021, the shareholders of the Company approved amendments to the Company’s amended and restated Certificate of Incorporation to increase the number of authorized shares of common stock reserved for use under the 2013 Equity Incentive Plan from 7,508,023 to 10,358,023 shares of common stock.

Stock Option awards

Stock options are exercisable at prices, as determined by the Board of Directors, generally equal to the fair value of the Company’s common stock at the date of grant and generally have a term of 10 years. Stock options granted to employees generally vest over a four-year required service period, with an initial vesting period of 12 months for 10 percent of the grant, then an additional 20 percent vesting quarterly over the next 12 months, and the remaining 70 percent of the shares vesting quarterly on a ratable basis over the remaining 24 months. Stock options are exercisable upon vesting and vested options generally expire 90 days after termination of the optionee’s employment or relationship as a consultant or director, unless otherwise extended by the terms of the stock option agreement. Any unvested options or vested but unexercised options are returned to the Company upon forfeiture or expiration.

Performance Stock Units

In February 2021, the Company granted various executives a total of 2,446,260 performance stock units that vest upon the occurrence of a successful public company listing and the Company’s stock price achieving certain price targets. The aggregate grant-date fair value of these executive performance stock units was estimated to be $2,300. As of June 30, 2022, there were 2,257,892 performance stock units outstanding with estimated grant date fair value of $2,304. No compensation expense has been recognized because both vesting conditions have not been met as of June 30, 2022.

At June 30, 2022, there was $6,177 of total unrecognized compensation cost related to outstanding unvested stock option awards including performance stock units that is expected to be recognized over a weighted-average period of approximately three years.

FISCALNOTE HOLDINGS, INC.

Notes to the Condensed Consolidated Financial Statements (continued)

(in thousands, except shares, par value, per share amounts, or as otherwise noted)

Restricted Stock Units

Stock-based compensation expense related to restricted stock units is based on the fair value of the Company’s common stock on the date of grant. The Company recognizes stock-based compensation expense associated with such restricted stock unit awards on a straight-line basis over the award’s requisite service period (generally, the vesting period). The restricted stock unit awards granted to date vest in equal annual installments over up to a four-year period (unless accelerated in connection with a change in control event under specified conditions as set forth in the applicable restricted stock unit agreement or otherwise in accordance with provisions of the 2013 Equity Plan).

Since 2020, the Company granted restricted stock units to certain board members, certain advisors, and various executives under the 2013 Equity Plan. The restricted stock units entitle recipients to receive a number of shares of the Company’s common stock over a vesting period, or upon the occurrence of a successful public company listing and fulfillment of required service period of two or four years as specified in the applicable restricted stock unit agreement.

As of June 30, 2022, there were 706,654 restricted stock units outstanding under the 2013 Equity Plan. At June 30, 2022, there was $5,210 of total unrecognized compensation cost related to outstanding unvested restricted stock units that are expected to be recognized over a weighted-average period of approximately two years.

The following table includes the total stock compensation expense the Company recognized over all stock-based awards in the condensed consolidated statements of operations and comprehensive loss for the periods presented:

	Three Months Ended		Six Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Cost of revenues	$13	$3	$23	$5
Research and development	51	92	105	161
Sales and marketing	60	41	107	70
Editorial	24	24	47	43
General and administrative	417	234	543	81

Total	$565	$394	$825	$360

10. Transaction Costs (Gains)

The Company incurred the following transaction costs (gains) related to acquired businesses and the planned initial public offering (IPO) via a business combination contemplated through the Business Combination Agreement for the periods presented:

	Three Months Ended		Six Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Transaction costs related to acquired businesses	$500	$426	$572	$490
Non-capitalizable IPO costs	256	180	459	368
Change in contingent consideration liabilities	(171)	—	(1,537)	—
Contingent compensation expense	442	—	488	—

Total transaction costs (gains)	$1,027	$606	$(18)	$858

11. Earnings (Loss) Per Share

Earnings (loss) per share is computed by dividing net loss attributable to common shareholders by the weighted average number of common shares outstanding during the period on a basic and diluted basis. The Company’s net loss used in computing basic and diluted earnings per share is adjusted for the deemed dividends resulting from the accretion of its preferred shares to redemption value and beneficial conversion features, as applicable. Diluted earnings per share considers the impact of potentially dilutive securities. The Company’s potentially dilutive securities included convertible preferred stock, convertible debt, stock options, and stock purchase warrants.

FISCALNOTE HOLDINGS, INC.

Notes to the Condensed Consolidated Financial Statements (continued)

(in thousands, except shares, par value, per share amounts, or as otherwise noted)

Following is the reconciliation of net loss to net loss available to common stockholders used in the basic and diluted loss per share calculation for the periods presented:

	Three Months Ended		Six Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Net loss	$(38,360)	$(34,078)	$(66,711)	$(60,504)
Deemed dividend - change in redemption value of preferred stock	(10,614)	(133,105)	(2,219)	(135,760)
Deemed dividend - in conjunction with convertible debt modification	—	—	—	(4,000)
Deemed dividend - preferred stock issuance	—	—	—	(453)

Net loss used to compute earnings per share	$(48,974)	$(167,183)	$(68,930)	$(200,717)

For the three and six months ended June 30, 2022 and 2021, diluted loss per share was calculated similarly to basic loss per share because the impact of all potential dilutive common shares was anti-dilutive. Potentially dilutive securities consisting of the Company’s stock options, the Convertible Notes, the New GPO Note, the related party convertible notes, 2021 seller convertible notes, the Comerica Warrants, the Eastward Warrants, the Last Out Lender Warrants, and the convertible Preferred Stock totaling 86.4 million and 76.3 million for the three months ended June 30, 2022 and 2021, 86.6 million and 74.3 million for the six months ended June 30, 2022 and 2021, respectively, were excluded from the calculation of dilutive earnings per shares as their inclusion would have been anti-dilutive.

12. Benefit from Income Taxes

Effective Tax Rate

The Company computes its quarterly and year-to-date provisions for income taxes by applying the estimated effective tax rates to the quarterly and year-to-date pre-tax income or losses and adjusting the provisions for discrete tax items recorded in the periods. For the three months ended June 30, 2022 the Company reported a tax benefit of $176 on a pre-tax loss of $38,536, which resulted in an effective tax rate of 0.46 percent. For the six months ended June 30, 2022 the Company reported a tax benefit of $550 on a pre-tax loss of $67,261, which resulted in an effective tax rate of 0.82 percent. The Company’s effective tax rate differs from the U.S. statutory rate of 21 percent primarily due to state taxes, the impact of a valuation allowance on the Company’s deferred tax assets, disallowed interest expense, non-includible income relating to the forgiveness of the Company’s PPP Loan, non-includible income relating to a fair value adjustment on contingent consideration, non-includible income for debt premium amortization relating to an equity transaction, and other nondeductible expenses. During the six months ended June 30, 2022, the Company had discrete items relating to the change in the deferred state rate on the beginning balance of deferred taxes, amended tax returns, exercises of stock options, and a valuation allowance for Oxford Analytica Ltd.

For the three months ended June 30, 2021, the Company reported a tax benefit of $2,556 on a pretax loss of $36,634, which resulted in an effective tax rate of 6.98 percent. For the six months ended June 30, 2021, the Company reported a tax benefit of $5,745 on a pretax loss of $66,249, which resulted in an effective tax rate of 8.67 percent. The Company’s effective tax rate differs from the U.S. statutory rate of 21 percent primarily due to state taxes, the impact of a valuation allowance on the Company’s deferred tax assets, disallowed interest expense and other nondeductible expenses. During the six months ended June 30, 2021, the Company had a significant discrete item relating to the impact of changes in state tax rates on the Company’s deferred tax assets.

Unrecognized Tax Benefits and Other Considerations

The Company records liabilities related to its uncertain tax positions. Tax positions for the Company and its subsidiaries are subject to income tax audits by multiple tax jurisdictions throughout the world. The Company believes that it has provided adequate reserves for its income tax uncertainties in all open tax years. As the outcome of the tax audits cannot be predicted with certainty, if any issues arising in the Company’s tax audits progress in a manner inconsistent with management’s expectations, the Company could adjust its provision for income taxes in the future. For both the three and six months ended June 30, 2022, the Company reported an uncertain tax position totaling $639 relating to a state tax filing position. In addition, the Company derecognized $89.3 and $89.6 deferred tax liabilities relating to historically reported R&D credits as the statute of limitations had expired during the three and six

FISCALNOTE HOLDINGS, INC.

Notes to the Condensed Consolidated Financial Statements (continued)

(in thousands, except shares, par value, per share amounts, or as otherwise noted)

months ended June 30, 2022, respectively. The Company has the following activities relating to unrecognized tax benefits for the periods presented:

FISCALNOTE HOLDINGS, INC.

Notes to the Condensed Consolidated Financial Statements (continued)

(in thousands, except shares, par value, per share amounts, or as otherwise noted)

	Three Months Ended June 30,
	2022	2021
Beginning balances at March 31, 2022 and 2021	$639	$89
Gross increases - tax positions in prior periods	—	—
Gross decreases - tax positions in prior periods	—	—
Gross increases - tax positions in current periods	—	—
Settlements	—	—
Lapses in statutes of limitations	—	—

Ending balances at June 30, 2022 and 2021	$639	$89

	Six Months Ended June 30,
	2022	2021
Beginning balances at December 31, 2021 and 2020	$728	$110
Gross increases - tax positions in prior periods	—	—
Gross decreases - tax positions in prior periods	—	(21)
Gross increases - tax positions in current periods	—	—
Settlements	—	—
Lapses in statutes of limitations	(89)	—

Ending balances at June 30, 2022 and 2021	$639	$89

13. Fair Value Measurements and Disclosures

Fair value is defined as the price that would be received in the sale of an asset or paid to transfer a liability in an orderly transaction between market participants. There is a three-tier fair value hierarchy, which categorizes the inputs used in measuring fair value. These tiers include:

•	Level 1, defined as observable inputs such as quoted prices in active markets for identical assets or liabilities;

•	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and

•	Level 3, defined as unobservable inputs for which little or no market data exists, therefore requiring an entity to develop its own assumptions.

Contingent liabilities from acquisitions: The Company values contingent consideration and compensation related to business combinations using a weighted probability calculation of potential payment scenarios discounted at rates reflective of the risks associated with the expected future cash flows. Key assumptions used to estimate the fair value of contingent consideration include revenues and cash collected (see Note 3).

Warrant liabilities: The Company values the Comerica Warrants, the Eastward Warrants, and Last Out Lender Warrants using the Black-Scholes option pricing model (see Note 8).

Embedded redemption features: Since 2019, the Company has issued the following instruments (see details in Note 7) that contain certain redemption features that are required to be bifurcated as embedded derivatives and measured at fair value on a recurring basis: (a) Convertible Notes; (b) New GPO Note; (c) 8090 Note; (d) FrontierView Convertible Notes.

The carrying value of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, and other accruals readily convertible into cash approximate fair value because of the short-term nature of the instruments.

FISCALNOTE HOLDINGS, INC.

Notes to the Condensed Consolidated Financial Statements (continued)

(in thousands, except shares, par value, per share amounts, or as otherwise noted)

Financial Assets and Liabilities Measured at Fair Value on a Recurring Basis

The contingent liabilities from acquisitions are classified as Level 3 in the fair value hierarchy. At June 30, 2022 the contingent consideration and compensation relates to the acquisitions of Equilibrium, Curate, Forge, and FrontierView. The Company estimated the fair value of the Equilibrium, Curate, Forge, and FrontierView contingent consideration and compensation using a Monte Carlo simulation. These fair value measurements are based on significant inputs not observable in the market and thus represents Level 3 measurements as defined in ASC 820. Significant changes in the key assumptions and inputs could result in a significant change in the fair value measurement of the contingent consideration.

The following inputs and assumptions were used to value contingent liabilities from acquisitions as of June 30, 2022:

	Equilibrium	Curate	Forge	FrontierView
Risk premium	10.00%	11.00%	13.00%	10.00%
Risk free rate	2.08%	2.46%	2.35%	2.13%
Revenue volatility	30.00%	30.00%	30.00%	30.00%
Expected life (years)	1.0	1.8	1.6	1.1

The following inputs and assumptions were used to value contingent liabilities from acquisitions as of December 31, 2021:

	Equilibrium	Predata	Curate	Forge	FrontierView
Risk premium	8.00%	6.00%	9.00%	11.00%	8.00%
Risk free rate	0.53%	0.06%	0.62%	0.73%	0.38%
Revenue volatility	30.00%	20.00%	30.00%	40.00%	30.00%
Expected life (years)	1.4	0.1	1.7	2.0	1.6

The Comerica Warrants and Eastward Warrants are recorded in other current liabilities and are classified as Level 3 in the fair value hierarchy.

The fair value of the Comerica Warrants (see Note 8) is calculated using the Black-Scholes calculation with the following inputs:

	June 30, 2022	December 31, 2021
Series B preferred stock fair value	$11.15	$11.14
Time to maturity (years)	3.0	3.5
Risk-free interest rate	2.99%	1.04%
Volatility	61%	56%
Exercise price	$2.40	$2.40

The fair value of the Eastward Warrants (see Note 8) is calculated using the Black-Scholes calculation with the following inputs:

	June 30, 2022	December 31, 2021
Common stock fair value	$10.60	$10.66
Times to maturity (years)	4.5	5.0
Risk-free interest rate	3.01%	1.26%
Volatility	54%	49%
Exercise price	$1.75	$1.75

FISCALNOTE HOLDINGS, INC.

Notes to the Condensed Consolidated Financial Statements (continued)

(in thousands, except shares, par value, per share amounts, or as otherwise noted)

The Last Out Lender Warrants are classified as Level 3 in the fair value hierarchy. The fair value of the Last Out Lender Warrants (see Note 7) as of the issuance date is calculated using the Black-Scholes calculation with the following inputs:

June 30, 2022
Common stock fair value	$10.60
Times to maturity (years)	3.0
Risk-free interest rate	2.99%
Volatility	61%
Exercise price	$10.16

The Company uses a probability-weighted expected return method (“PWERM”) for estimating the fair value of the embedded redemption features. Key assumptions used to estimate the fair value of the embedded redemption features include selected discount rates, enterprise value, and probability and timing of possible exit scenarios. Based on the terms and provisions of the Convertible Notes, the New GPO Note, the 8090 FV Note, and the FrontierView Convertible Notes, the Company utilized a PWERM to estimate the fair value of the embedded derivative features requiring bifurcation as of the respective issuance dates and as of June 30, 2022 and December 31, 2021. The respective amounts of the embedded redemption liabilities are reflected on a combined basis with the notes in the condensed consolidated balance sheets.

The fair value of the respective notes with the derivative features is compared to the fair value of a note excluding the derivative features, which is calculated based on the present value of the future cash flows (a “with and without” methodology). The difference between the two values represents the fair value of the bifurcated derivative features as of each respective valuation date.

The Company notes that the key inputs to the valuation models that were utilized to estimate the fair value of the respective notes derivative liabilities included:

•

The probability-weighted conversion discount is based on the contractual terms of respective notes agreement and the expectation of the pre-money valuation of the Company as of the estimated date that the next equity financing event occurs.

•	The remaining term was determined based on the remaining time period to maturity of the related respective notes with embedded features subject to valuation (as of the respective valuation date).

•

The Company’s equity volatility estimate was based on the historical equity volatility of a selection of the Company’s comparable guideline public companies, based on the remaining term of the respective notes.

•	The risk rate was the discount rate utilized in the valuation and was determined based on reference to market yields for debt instruments with similar credit ratings and terms.

•	The probabilities and timing of the next financing event and default event are based on management’s best estimate of the future settlement of the respective notes.

FISCALNOTE HOLDINGS, INC.

Notes to the Condensed Consolidated Financial Statements (continued)

(in thousands, except shares, par value, per share amounts, or as otherwise noted)

The following table presents the Company’s financial assets and liabilities accounted for at fair value on a recurring basis as of June 30, 2022 by level within the fair value hierarchy:

	Level 1	Level 2	Level 3	Total
Liabilities:
Contingent liabilities from acquisitions	$150	$—	$2,638	$2,788
Liability classified warrants	$—	$—	$1,497	$1,497
Embedded redemption features on Convertible Notes	$—	$—	$4,609	$4,609
Embedded redemption features on Promissory Note	$—	$—	$30,092	$30,092
Embedded redemption features on 8090 FV Note			$3,331	$3,331

The following table presents the Company’s financial assets and liabilities accounted for at fair value on a recurring basis as of December 31, 2021 by level within the fair value hierarchy:

	Level 1	Level 2	Level 3	Total
Liabilities:
Contingent liabilities from acquisitions	$—	$—	$5,104	$5,104
Liability classified warrants	$—	$—	$1,021	$1,021
Embedded redemption features on Convertible Notes	$—	$—	$4,228	$4,228
Embedded redemption features on Promissory Note	$—	$—	$28,058	$28,058
Embedded redemption features on 8090 FV Note			$2,400	$2,400

The following table summarizes changes in fair value of the Company’s Level 3 liabilities during the periods presented:

	Contingent Liabilities from Acquisitions	Liability Classified Warrants	Embedded Redemption Features in Convertible Notes	Embedded Redemption Features in Promissory Note	Embedded Redemption Features in 8090 FV Note
Balance at December 31, 2020	$276	$330	$10,805	$19,607	$—
Derivative liabilities at issuance date	196	—	5,972	—	—
Settlement	(276)	—	—	—	—
Change in fair value included in the determination of net loss(a)	—	412	6,567	5,266	—

Balance at June 30, 2021	$196	$742	$23,344	$24,873	$—

Balance at December 31, 2021	$5,104	$1,021	$4,228	$28,058	$2,400
Liability classified warrants at issuance date	—	436	—	—	—
Contingent compensation	488	—	—	—	—
Change in fair value included in the determination of net loss(a)	(1,537)	40	381	2,034	931
Cash contingent compensation earned and subsequently settled	(1,267)	—	—	—	—

Balance at June 30, 2022	$2,788	$1,497	$4,609	$30,092	$3,331

(a)	The change in contingent liabilities from acquisitions is recorded as transaction costs on the condensed consolidated statements of operations and comprehensive loss.

Non-Financial Assets and Liabilities Measured at Fair Value on a Non-Recurring Basis

The Company’s long-lived assets, including property and equipment, intangible assets and goodwill are measured at fair value on a non-recurring basis when an impairment has occurred. Excluding the impairment of operating lease asset related to certain unoccupied office space as disclosed in Note 4, no other impairment events were identified during the six months ended June 30, 2022 and 2021.

FISCALNOTE HOLDINGS, INC.

Notes to the Condensed Consolidated Financial Statements (continued)

(in thousands, except shares, par value, per share amounts, or as otherwise noted)

Excluding a total of $1,417 earned cash contingent compensation related to FrontierView and Forge being transferred from Level 3 to Level 1 during the six months ended June 30, 2022, there were no other transfers of assets or liabilities between levels during the six months ended June 30, 2022 and 2021.

Changes to fair value are recognized as income or expense in the condensed consolidated statements of operations and comprehensive loss.

14. Commitments and Contingencies

Legal Proceedings

From time to time, we are a party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of our business. While the outcomes of these matters are uncertain, management does not expect that the ultimate costs to resolve these matters will have a material adverse effect on our condensed consolidated financial position, results of operations or cash flows.

15. Subsequent Events

The Company has evaluated subsequent events through August 15, 2022, the date these condensed consolidated financial statements were available to be issued.

Aicel Acquisition

On July 29, 2022, the Company entered into a definitive agreement with Seoul, South Korea-based Aicel Technologies (“Aicel”) to acquire 100% of the stock of Aicel Technologies in exchange for 726,684 shares of the Company’s common stock subject to certain closing adjustments. An earnout payable in 32,895 shares and 20,924 of restricted stock was also issued to key employees to be paid in the event Aicel achieves certain financial results by January 29, 2024.

Business Combination

On July 29, 2022 (the “Closing Date”), the Company and Duddell Street Acquisition Corp., a Delaware corporation (“DSAC”), consummated the transactions contemplated by the previously announced Agreement and Plan of Merger, dated November 7, 2021, as amended on May 9, 2022, (the “Merger Agreement”), by and among the Company, DSAC, and Grassroots Merger Sub, Inc., a Delaware corporation and a wholly owned direct subsidiary of DSAC (“Merger Sub” and, together with DSAC, the DSAC Parties).

Pursuant to the Merger Agreement, the parties effected a business combination transaction (the “Business Combination”) by which Merger Sub merged with and into FiscalNote (the “Merger”), with FiscalNote as the surviving company in the Merger and, after giving effect to the Merger, FiscalNote became a wholly owned direct subsidiary of DSAC (together with the other transactions contemplated by the Merger Agreement, the “Transactions” and the closing of the Transactions, the “Closing”). In connection with the Closing, DSAC changed its name to “FiscalNote Holdings, Inc.”

The value of the aggregate equity consideration paid to the Company’s stockholders and optionholders in the Transactions was $1,000,000 (the “Company Value”). At the Closing, each share of common stock and preferred stock of the Company that was issued and outstanding immediately prior to the effective time of the First Merger (other than excluded shares as contemplated by the Merger Agreement) was cancelled and converted into the right to receive approximately 1.187 shares (the “Exchange Ratio”) of the Company’s common stock, which was determined in accordance of the terms of the Merger Agreement. The shares of the Company’s common stock received as consideration by Tim Hwang, Chief Executive Officer, and Gerald Yao, Chief Strategy Officer and Co-Founders of the Company, are Class B Common Stock, and entitle Mr. Hwang and Mr. Yao or their permitted transferees to 25 votes per share until the earlier of (a) the death or permanent disability of holders of Class B Common Stock, (b) the date as of which the holders of Class B Common Stock hold less than 50% of the number of shares of Class B Common Stock that were outstanding on the Closing Date, and (c) seven years from the Closing Date.

FISCALNOTE HOLDINGS, INC.

Notes to the Condensed Consolidated Financial Statements (continued)

(in thousands, except shares, par value, per share amounts, or as otherwise noted)

At the Closing, each option to purchase the Company’s common stock, whether vested or unvested, was assumed and converted into an option to purchase a number of shares of FiscalNote Holdings, Inc. Class A common stock in the manner set forth in the Merger Agreement.

Additionally, in connection with the execution of the Merger Agreement, FiscalNote Holdings, Inc. entered into the $150.0 million new senior term loan facility (the “New Senior Term Loan”) with Runway Growth Finance Corp., ORIX Growth Capital, LLC, Clover Orochi LLC, and ACM ASOF VIII SaaS FinCo LLC (together the “New Senior Lenders”). The New Senior Term Loan was consummated simultaneously with the Closing.

Upon the closing of the Transactions, the Company received total gross proceeds of $325.0 million, which consisted of $60.9 million from DSAC’s trust, $114.1 from the backstop agreement with the sponsor of DSAC, and $150.0 million from the New Senior Term Loan. Total transaction costs were approximately $48.7 million, which principally consisted of advisory, legal and other professional fees. Cumulative debt repayments, inclusive of accrued but unpaid interest, of $210.7 million were paid in conjunction with the close, which consisted of a $75.3 million repayment of the First out term loan, $61.7 million repayment of the Last out term loan, a $50.0 million payment used to retire the non-converting portion of the Senior Secured Subordinated Promissory Note, a $16.3 million repayment of the 8090 FV Subordinated Promissory Note, and $7.4 million repayment of the 2021 seller term loans. The business combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, DSAC will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on:

•	former Company stockholders having the largest voting interest in FiscalNote Holdings, Inc.;

•	the board of directors of FiscalNote Holdings, Inc. having eleven members, nine of which were appointed by the Company’s former stockholders;

•	the Company’s management continuing to hold executive management roles for the post-combination company and being responsible for the day-to-day operations;

•	the post-combination company assuming the FiscalNote name;

•	FiscalNote Holdings, Inc. maintaining the pre-existing headquarters; and

•	the intended strategy of FiscalNote Holdings, Inc. being a continuation of the Company’s strategy.

Accordingly, the business combination will be treated as the equivalent of the Company issuing stock for the net assets of DSAC, accompanied by a recapitalization. The net assets of DSAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the business combination will be those of the Company.

FISCALNOTE HOLDINGS, INC.

Notes to the Condensed Consolidated Financial Statements (continued)

(in thousands, except shares, par value, per share amounts, or as otherwise noted)

FISCALNOTE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, “we,” “us,” “our,” “New FiscalNote” and the “Company” refer to FiscalNote Holdings, Inc., a Delaware corporation, and its consolidated subsidiaries. Terms used but not defined herein, or for which definitions are not otherwise incorporated by reference herein, shall have the meaning given to such terms in the Proxy Statement/ Prospectus and such definitions are incorporated herein by reference.

The following discussion should be read in conjunction with “Unaudited Pro Forma Condensed Combined Financial Statements,” “Selected Historical Financial Information” and our audited and unaudited condensed consolidated financial statements, including the notes thereto, included elsewhere in the Proxy Statement/Prospectus. Certain statements in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” are forward-looking statements that involve risks and uncertainties, such as statements regarding our plans, objectives, expectations and intentions. Our future results and financial condition may differ materially from those we currently anticipate as a result of the factors we describe under sections titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” included in the Proxy Statement/Prospectus.

Certain monetary amounts, percentages and other figures included below have been subject to rounding adjustments as amounts are presented in thousands. Percentage amounts included below have not in all cases been calculated on the basis of such rounded figures, but on the basis of such amounts prior to rounding. For this reason, percentage amounts may vary from those obtained by performing the same calculations using the figures in our condensed consolidated financial statements included elsewhere herein. Certain other amounts that appear below may not sum due to rounding.

Overview

FiscalNote is a technology and data company delivering critical legal data and insights in a rapidly evolving economic, political and regulatory world. By combining AI, machine learning and other technologies with analytics, workflow tools, and expert research, FiscalNote seeks to reinvent the way that organizations minimize risks and capitalize on opportunities associated with rapidly changing legal and policy environments. Through a number of our products, FiscalNote ingests unstructured legislative and regulatory data, and employs AI and data science to deliver structured, relevant and actionable information that facilitates key operational and strategic decisions by global enterprises, midsized and smaller businesses, government institutions, trade groups and nonprofits. FiscalNote delivers that intelligence through its suite of public policy and issues management products, coupled with expert research and analysis of markets and geopolitical events, as well as powerful tools to manage workflows, advocacy campaigns and constituent relationships.

Factors Impacting the Comparability of Our Operating Results

During the year ended December 31, 2021, we completed the following nine acquisitions: Oxford Analytica on February 12, 2021 for $6.5 million, consisting of cash and stock; Fireside on April 30, 2021 for $17.5 million, consisting of cash, seller notes and convertible notes; Timebase on May 7, 2021 for $4.3 million, consisting of cash and convertible notes; Board.org on June 3, 2021 for $19.2 million, consisting of cash and convertible notes; Equilibrium on June 25, 2021 for $9.4 million, consisting of cash and stock; Predata on June 30, 2021 for $8.6 million, consisting of cash and stock, Curate on August 27, 2021 for $8.4 million, consisting of cash and stock, Forge.ai on September 9, 2021 for $11.8 million, consisting of cash and stock, and Frontier Strategy Group on November 19, 2021 for $18.1 million cash. In addition, we acquired FactSquared on December 31, 2020 for $4.3 million consisting of cash and stock. Unless noted otherwise, we refer to the acquisition of FactSquared and the acquisitions in calendar year 2021 as the “2021 Acquisitions.” During 2021, we incurred approximately $1.4 million of acquisition related costs associated with the 2021 Acquisitions. The 2021 Acquisitions contributed approximately $7.4 million and $2.2 million of subscription revenue, net of a deferred revenue adjustment of approximately $0.7 million and $0.4 million during the three months ended June 30, 2022 and 2021, respectively, $13.7 million and $2.9 million, net of a deferred revenue adjustment of approximately $1.7 million and $0.4 million during the six months ended June 30, 2022 and 2021, respectively. The 2021 Acquisitions contributed approximately $1.3 million and $0.5 million of Advisory, advertising and other revenue during the three months ended June 30, 2022 and 2021, $3.2 million and $0.8 million during the six months ended June 30, 2022 and 2021, respectively.

FISCALNOTE HOLDINGS, INC.

Notes to the Condensed Consolidated Financial Statements (continued)

(in thousands, except shares, par value, per share amounts, or as otherwise noted)

The consideration transferred in exchange for the 2021 Acquisitions included a combination of cash, stock, seller notes, and contingent payments that may be settled in cash, stock, or a combination of both cash and stock. We account for contingent payments in accordance with ASC 805 which requires us to determine whether the contingent payment is considered a component of the fair value of the consideration paid to the seller (e.g., “purchase price”) or as post-combination compensation expense, generally due to employee conditions associated with the contingent payments. In either case, the use of contingent payments may introduce future non-cash earnings volatility due to the requirement to fair value the contingent payments each balance sheet date until the contingent payment has either been earned, or the earnout period expires. During the six months ended June 30, 2022, we recognized non-cash gains associated with our contingent payments totaling $1.5 million, primarily related to a reversal of previously recognized contingent liabilities that expired unearned during the period. During the year ended December 31, 2021, we incurred non-cash fair value charges associated with our contingent payments totaling $2.2 million. We believe that the use of contingent payments has benefits to both our Company and to our sellers as we believe the contingent payments allow both parties to benefit from the achievement of the acquired businesses potentially meeting the contingent payment requirements. We will continue to evaluate the consideration we transfer, in exchange for the acquisition of future companies, to achieve the best possible return for the Company.

As a result of our 2021 Acquisitions, we have, and will continue to incur, significant non-cash amortization expense related to the amortization of purchased intangibles, which have reduced our operating income by approximately $1.9 million and $0.9 million during the three months ended June 30, 2022 and 2021, $3.1 million and $1.2 million during the six months ended June 30, 2022 and 2021, respectively.

From time to time, management reviews revenue by product and in 2020 and 2021 management decided to no longer sell certain non-core subscription products representing subscription revenue of approximately $0.3 million and $0.6 million during the three months ended June 30, 2022 and 2021, $0.6 million and $1.2 million during the six months ended June 30, 2022 and 2021, respectively.

We continue to invest for future growth. We are focused on several key growth levers, including cross-selling and upselling opportunities at existing clients, expanding our client base with a focus on enterprise and government customers, expansion into adjacent markets and deepening our offerings for regulated industries or sectors, and continuing to execute on our acquisition strategy. Several of these growth drivers require investment in and refinement of our go-to-market approach and, as a result, we may continue to incur additional costs upfront to obtain new customers and expand our relationships with existing customers, including additional sales and marketing expenses specific to subscription revenue.

We plan to invest a significant portion of the net proceeds from the business combination with Duddell Street Acquisition Corp. (“DSAC”) (the “Business Combination”) to consider building innovative products, acquire complementary businesses, attract new customers and expand our leadership role in the legal and regulatory information market. We drive growth both organically and through acquisitions. We regularly evaluate acquisitions and investment opportunities in complementary businesses to supplement our existing platform, enable us to enter new markets and ensure that we are well positioned to provide critical insights to the regulated sectors of the future. Past acquisitions have enabled us to deliver innovative solutions in new categories, such as global risk analysis and environmental, social and governance (“ESG”) automation software, analytics and integration, and new data sets to enhance the functionality of our existing products. Strategic acquisitions will remain a core component of our strategy in the future.

Seasonality

Our cash flows from operations are primarily generated from payments from subscription customers with a standard term of 12 months. When a customer enters into a new subscription agreement, or submits a notice to renew their subscription, we typically invoice for the full amount of the subscription period, record the balance to deferred revenues and ratably recognize the deferral throughout the subscription period. As a result, we experience cash flow seasonality throughout the year, with a heavier weighting of operating cash inflows occurring during the first and fourth quarters of the year, when most subscription invoices are sent, as compared to the second and third quarters of the year. Accordingly, the subscription revenue we earn in the second half of the calendar year is usually greater than the first half of the calendar year, with the fourth quarter normally our largest quarter of revenue recognition during the calendar year.

Impact of the COVID-19 Pandemic

In March 2020, the World Health Organization declared the novel coronavirus and resulting disease (“COVID-19”) a pandemic. This pandemic has created significant global economic uncertainty, adversely impacted the business of our customers and partners, impacted our business and results of operations and could further impact our results of operations and our cash flows in the future.

As the administration of the vaccine program increases and cases decline in the area in which we have physical operations, we continue to evaluate and refine our return-to-work strategy. Specifically, we continue to evaluate our office space needs, our investments in our go-to-market and product efforts, and our plans for business travel for our employees. We may make additional investments and engage in further redirection efforts as we refine our strategy in the future, which may include incremental costs to improve employees’ ability to work from home as well as further enhancements to our information technology and security infrastructure.

The ultimate extent of the impact of the COVID-19 pandemic on our operational and financial performance, including our long-term revenue growth and profitability, is uncertain and depends on factors, including the duration of the pandemic and any resurgences or new variants (such as the recent surge of the Delta and Omicron variants), the severity of the disease, responsive actions taken by public health officials or by us, the development, distribution and public acceptance of treatments and vaccines, the impacts on our customers and our sales cycles, our ability to generate new business leads, the impacts on our customers, employee and industry events, and the effects on our vendors, all of which are uncertain and currently cannot be predicted with any degree of certainty. Due to our primarily subscription-based business model, the effect of the COVID-19 pandemic may not be fully reflected in our results of operations until future periods. If the COVID-19 pandemic has a substantial impact on our employees’, business partners’ or customers’ productivity, our results of operations and overall financial performance may be harmed. In addition, the global macroeconomic effects of the COVID-19 pandemic and related impacts on our customers’ business operations and their demand for our products and services may persist for an indefinite period, even after the COVID-19 pandemic has subsided.

See “Risk Factors” included in the Proxy Statement/Prospectus for further discussion of the impact and possible future impacts of the COVID-19 pandemic on our business.

Key Performance Indicators

In addition to our GAAP results further described and discussed below in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” we monitor the following key performance indicators to evaluate growth trends, prepare financial projections, make strategic decisions, and measure the effectiveness of our sales and marketing efforts. Our management team assesses our performance based on these key performance indicators because it believes they reflect the underlying trends and indicators of our business and serve as meaningful indicators of our continuous operational performance.

Annual Recurring Revenue (“ARR”)

Approximately 90% of our revenues are subscription based, which leads to high revenue predictability. Our ability to retain existing subscription customers is a key performance indicator that helps explain the evolution of our historical results and is a leading indicator of our revenues and cash flows for subsequent periods. We use ARR as a measure of our revenue trend and an indicator of our future revenue opportunity from existing recurring subscription customer contracts. We calculate ARR on an account level by annualizing the contracted subscription revenue, and our total ARR as of the end of a period is the aggregate thereof. ARR is not adjusted for the impact of any known or projected future customer cancellations, upgrades or downgrades, or price increases or decreases.

The amount of actual revenue that we recognize over any 12-month period is likely to differ from ARR at the beginning of that period, sometimes significantly. This may occur due to timing of the revenue bookings during the period, cancellations, upgrades, or downgrades and pending renewals. ARR should be viewed independently of revenue as it is an operating metric and is not intended to be a replacement or forecast of revenue. Our calculation of ARR may differ from similarly titled metrics presented by other companies. Our ARR at June 30, 2022 and December 31, 2021, including our 2021 Acquisitions, was $103 million and $97 million, respectively. Our ARR at June 30, 2022 and 2021, excluding the 2021 Acquisitions, was $69 million and $61 million, respectively. ARR of the 2021 Acquisitions was approximately $34 million and $27 million as of June 30, 2022 and 2021, respectively, including pre-acquisition ARR performance of the 2021 Acquisition companies on the basis reported to FiscalNote in connection with such company’s acquisition.

Run-Rate Revenue

Management also monitors Run-Rate Revenue, which we define as ARR plus non-subscription revenue earned during the last twelve months. We believe Run-Rate Revenue is an indicator of our total revenue growth, incorporating the non-subscription revenue that we believe is a meaningful contribution to our business as a whole. Although our non-subscription business is non-recurring, we regularly sell different advisory services to repeat customers. The amount of actual subscription and non-subscription revenue that we recognize over any 12-month period is likely to differ from Run-Rate Revenue at the beginning of that period, sometimes significantly. Our Run-Rate Revenue at June 30, 2022 and December 31, 2021, including our 2021 Acquisitions, was approximately $115 million and $109 million, respectively. Our Run-Rate Revenue at June 30, 2022 and 2021, excluding the 2021 Acquisitions, was approximately $74 million and $66 million, respectively. Run-Rate Revenue of the 2021 Acquisitions was approximately $41 and $34 million as of June 30, 2022 and 2021, respectively, including pre-acquisition Run-Rate Revenue performance of the 2021 Acquisition companies on the basis reported to FiscalNote in connection with such company’s acquisition.

Net Revenue Retention (“NRR”)

Our NRR, which we use to measure our success in retaining and growing recurring revenue from our existing customers, compares our recognized recurring revenue from a set of customers across comparable periods. We calculate our NRR for a given period as ARR at the end of the period minus ARR contracted from new clients for which there is no historical revenue booked during the period, divided by the beginning ARR for the period. For our federal government clients, we consider subdivisions of the same executive branch department or independent agency (for example, divisions of a single federal department or agency) to be a single customer for purposes of calculating our account-level ARR and NRR. For our commercial clients, we consider subdivisions of the same legal entity as separate customers. Customers from acquisitions are not included in NRR until they have been part of our condensed consolidated results for 12 months. Our calculation of NRR for any fiscal period includes the positive recurring revenue impacts of selling additional licenses and services to existing customers and the negative recognized recurring revenue impacts of contraction and attrition among this set of customers. Our NRR may fluctuate as a result of a number of factors, including the growing level of our revenue base, the level of penetration within our customer base, expansion of products and features, and our ability to retain our customers. Our calculation of NRR may differ from similarly titled metrics presented by other companies. NRR was 99% and 101% for the three months ended June 30, 2022 and 2021, respectively.

Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with GAAP, we use certain non-GAAP financial measures to clarify and enhance our understanding, and aid in the period-to-period comparison, of our performance. Where applicable, we provide reconciliations of these non-GAAP measures to the corresponding most closely related GAAP measure. Investors are encouraged to review the reconciliation of each of these non-GAAP financial measures to its most comparable GAAP financial measure. While we believe that these non-GAAP financial measures provide useful supplemental information, non-GAAP financial measures have limitations and should not be considered in isolation from, or as a substitute for, their most comparable GAAP measures. These non-GAAP financial measures are not prepared in accordance with GAAP, do not reflect a comprehensive system of accounting and may not be comparable to similarly titled measures of other companies due to potential differences in their financing and accounting methods, the book value of their assets, their capital structures, the method by which their assets were acquired and the manner in which they define non-GAAP measures.

Adjusted Revenue

Adjusted revenue represents revenue adjusted to include amounts that would have been recognized if deferred revenue was not adjusted to fair value in connection with the 2021 Acquisitions. Adjusted revenue is presented because we use this measure to evaluate performance of our business against prior periods and believe it is a useful indicator of the underlying performance of our business. Adjusted revenue is not a recognized term under U.S. GAAP. Adjusted revenue does not represent revenues, as that term is defined under GAAP, and should not be considered as an alternative to revenues as an indicator of our operating performance. Adjusted revenue as presented herein is not necessarily comparable to similarly titled measures presented by other companies.

Adjusted Gross Profit and Adjusted Gross Profit Margin

We define Adjusted Gross Profit as Adjusted Revenue minus cost of revenues, before amortization of intangible assets that are included in costs of revenues. We define Adjusted Gross Profit Margin as Adjusted Gross Profit divided by Adjusted Revenues.

We use Adjusted Gross Profit and Adjusted Gross Profit Margin to understand and evaluate our core operating performance and trends. We believe these metrics are useful measures to us and to our investors to assist in evaluating our core operating performance because it provides consistency and direct comparability with our past financial performance and between fiscal periods, as the metrics eliminate the non-cash effects of amortization of intangible assets and deferred revenue, which are non-cash impacts that may fluctuate for reasons unrelated to overall operating performance.

Adjusted Gross Profit and Adjusted Gross Profit Margin have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP and should not be considered as replacements for gross profit and gross profit margin, as determined by GAAP, or as measures of our profitability. We compensate for these limitations by relying primarily on our GAAP results and using non-GAAP measures only for supplemental purposes. Adjusted Gross Profit and Adjusted Gross Profit Margin as presented herein is not necessarily comparable to similarly titled measures presented by other companies.

EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin

EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures. EBITDA represents earnings before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA reflects further adjustments to EBITDA to exclude certain non-cash items and other items that management believes are not indicative of ongoing operations. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by Adjusted Revenue.

We disclose EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin in this proxy statement/prospectus because these non-GAAP measures are key measures used by management to evaluate our business, measure our operating performance and make strategic decisions. We believe that EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are useful for investors and others in understanding and evaluating our operating results in the same manner as management. EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are not financial measures calculated in accordance with GAAP and should not be considered as substitutes for net loss, net loss before income taxes, or any other operating performance measure calculated in accordance with GAAP. Using these non-GAAP financial measures to analyze our business would have material limitations because the calculations are based on the subjective determination of management regarding the nature and classification of events and circumstances that investors may find significant. In addition, although other companies in our industry may report measures titled EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin or similar measures, such non-GAAP financial measures may be calculated differently from how we calculate non-GAAP financial measures, which reduces their comparability. Because of these limitations, you should consider EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin alongside other financial performance measures, including net income and our other financial results presented in accordance with GAAP.

Key Components of Results of Operations

Revenues

We derive our revenues from subscription revenue arrangements and advisory, advertising and other revenues. Subscription revenues account for approximately 90% of our total revenues for the six months ended June 30, 2022 and 2021. No single customer accounted for more than 5% of revenues during the three and six months ended June 30, 2022 and 2021, and our 10 largest customers represented less than 10% of our total revenues for the for the same periods. In calculating the aforementioned revenue concentration, (i) for our federal government clients, we consider subdivisions of the same executive branch department or independent agency (for example, divisions of a single federal department or agency) to be separate customers; and (ii) for our commercial clients, we consider subdivisions of the same legal entity as separate customers.

Subscription Revenue

Subscription revenues are comprised of revenue earned from subscription-based arrangements that provide customers the right to use the Company’s software and products in a cloud-based infrastructure. Subscription revenues are driven primarily by the number of active licenses, the types of products and the price of the subscriptions. The Company also earns subscription-based revenues by licensing to customers its digital content, including transcripts, news and analysis, images, video and podcast data.

Our subscription arrangements generally have contractual terms of 12 months or more and are non-refundable regardless of the actual use of the service. Subscription revenues are recognized ratably over the non-cancellable contract terms beginning on the commencement date of each contract, which is the date our service is first made available to customers.

Advisory, Advertising, and Other Revenue

Advisory revenue is typically earned under contracts for specific deliverables and are non-recurring in nature, although we regularly sell different advisory services to repeat customers. One-time advisory revenues are invoiced according to the terms of the contract, usually delivered to the customer over a short period of time, during which revenues are recognized.

Advertising revenue is primarily generated by delivering advertising in our own publications (Roll Call and CQ) in both print and digital formats. Revenue for print advertising is recognized upon publication of the advertisement. Revenue for digital advertising is recognized over the period of the advertisement or, if the contract contains impression guarantees, based on delivered impressions.

Book revenue is recognized when the product is shipped to the customer, which is when control of the product transfers to the customer. Shipping and handling costs are treated as a fulfillment activity and are expensed as incurred. Events revenue is deferred and only recognized when the event has taken place and is included in other revenues.

Cost of Revenues

Cost of revenues primarily consists of expenses related to hosting our service, the costs of data center capacity, amortization of developed technology and capitalized software development costs, certain fees paid to various third parties for the use of their technology, services, or data, costs of compensation, including bonuses, stock compensation, benefits and other expenses for employees associated with providing professional services and other direct costs of production. Also included in cost of revenues are our costs related to the preparation of contracted advisory deliverables, as well as costs to develop, publish, print and deliver our publications underlying our books revenue.

Research and Development

Research and development expenses include the costs of compensation, including bonuses, stock compensation, benefits and other expenses for employees associated with the creation and testing of the products we offer, related software subscriptions, consulting and contractor fees and allocated overhead.

Sales and Marketing

Sales and marketing expenses consist primarily of salaries and related expenses, including bonuses, stock compensation, benefits and other expenses for our sales and marketing staff, including commissions, related software subscriptions, consulting fees, marketing programs and allocated overhead. Marketing programs consist of advertising, events, corporate communications, brand building and product marketing activities.

Editorial

Editorial expenses consist of salaries and related expenses, including bonuses, stock compensation, benefits and other expenses for the editorial team involved in acquiring, creating, and distributing content and allocated overhead.

General and Administrative

General and administrative expenses are primarily related to our executive offices, finance and accounting, human resources, legal, internal operations and other corporate functions. These expenses consist of salaries and related expenses, including bonuses, stock compensation, benefits and other expenses, along with professional fees, depreciation and other allocated overhead.

Amortization of intangibles

Amortization expense relates to our finite-lived intangible assets, including developed technology, customer relationship, databases and tradenames. These assets are amortized over periods of between three and twenty years. Definite-lived intangible assets are tested for impairment when indicators are present, and, if impaired, are written down to fair value. No impairment of intangible assets has been identified during any financial period included in our accompanying audited condensed consolidated financial statements.

Transaction costs (gains)

Transaction costs (gains) consist of acquisition related costs (including due diligence, accounting, legal, and other professional fees, incurred from acquisition activity), fair value adjustments to contingent consideration due to sellers, and non-capitalizable costs incurred associated with the contemplated business acquisition with DSAC.

Interest expense, net

Interest expense, net consists of expense related to interest on our borrowings, the amortization and write off of debt issuance costs and original discount, and interest related to certain derivative instruments.

Fair value of warrant and derivative liabilities

The fair value of warrant and derivative liabilities are accounted for in accordance with ASC 815 and ASC 480. The warrant and derivative liabilities are marked to market each reporting period in accordance with ASC 820 with all gains and losses being recorded within the condensed consolidated statement of operations and comprehensive loss.

Income Taxes

We use the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on temporary differences between the condensed consolidated financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

The effect on deferred tax assets and liabilities of a change in tax laws is recognized in the condensed consolidated statements of operations and comprehensive loss in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts that are expected to be realized based on the weighting of positive and negative evidence.

Results of Operations

The period-to-period comparisons of our results of operations have been prepared using the historical periods included in our condensed consolidated financial statements. We have derived this data from annual condensed consolidated financial statements and the following discussion should be read in conjunction with those condensed consolidated financial statements and related notes included elsewhere in this proxy/registration statement.

Three and Six Months Ended June 30, 2022 Compared to Three and Six Months Ended June 30, 2021

The following table presents our results of operations for the periods indicated:

	Three Months Ended June 30,		Change Q2 2022 vs. Q2 2021		Six Months Ended June 30,		Change 1H 2022 vs. 1H 2021
(In thousands)	2022	2021	$	%	2022	2021	$	%
Revenues:
Subscription	$24,332	$17,427	$6,905	39.6%	$47,111	$32,959	$14,152	42.9%
Advisory, advertising, and other	2,842	1,900	942	49.6%	6,134	3,717	2,417	65.0%
Total revenues	27,174	19,327	7,847	40.6%	53,245	36,676	16,569	45.2%
Operating expenses:
Cost of revenues	7,712	5,054	2,658	52.6%	14,882	9,252	5,630	60.9%
Research and development	3,791	5,983	(2,192)	(36.6)%	9,809	11,238	(1,429)	(12.7)%
Sales and marketing	10,395	6,965	3,430	49.2%	19,892	13,804	6,088	44.1%
Editorial	3,346	3,735	(389)	(10.4)%	7,022	7,181	(159)	(2.2)%
General and administrative	10,033	7,586	2,447	32.3%	20,590	12,862	7,728	60.1%
Amortization of intangible assets	2,609	1,998	611	30.6%	5,217	4,139	1,078	26.0%
Loss on sublease	—	1,362	(1,362)	(100.0)%	—	1,362	(1,362)	(100.0)%
Transaction costs (gains)	1,027	606	421	69.5%	(18)	858	(876)	(102.1)%

Total operating expenses	38,913	33,289	5,624	16.9%	77,394	60,696	16,698	27.5%

Operating loss	(11,739)	(13,962)	2,223	(15.9)%	(24,149)	(24,020)	(129)	0.5%
Interest expense, net	24,255	15,561	8,694	55.9%	46,778	29,841	16,937	56.8%
Change in fair value of warrant and derivative liabilities	2,048	7,002	(4,954)	(70.8)%	3,386	12,245	(8,859)	(72.3)%
Gain on PPP loan upon extinguishment	—	—	—		(7,667)	—	(7,667)	(100.0)%
Other expense, net	494	109	385	(NM )%	615	143	472	(NM )%

Net loss before income taxes	(38,536)	(36,634)	(1,902)	5.2%	(67,261)	(66,249)	(1,012)	1.5%
Benefit from income taxes	(176)	(2,556)	2,380	(93.1)%	(550)	(5,745)	5,195	(90.4)%

Net loss	$(38,360)	$(34,078)	$(4,282)	12.6%	$(66,711)	$(60,504)	$(6,207)	10.3%

Revenue:

Subscription Revenue

Subscription revenue of $24.3 million for the three months ended June 30, 2022 increased $6.9 million, or 40%, from $17.4 million for the three months ended June 30, 2021. Subscription revenue of $47.1 million for the six months ended June 30, 2022 increased $14.1 million, or 43%, from $33.0 million for the six months ended June 30, 2021.

The comparability of our Revenues between periods was impacted by the 2021 Acquisitions described under “Factors Impacting the Comparability of Our Results of Operations” above. The table below presents the items that impacted the change in our Subscription Revenues between periods.

	Change Q2 2022 vs Q2 2021		Change 1H 2022 vs 1H 2021
(In thousands)	$	%	$	%
Revenue change driver:
Increase from 2021 Acquisitions	$5,485	210%	$12,108	366%
Impact of 2021 Acquisitions deferred revenues adjustment	(365)	98%	(1,358)	365%
Decrease from discontinued products	(325)	(54)%	(636)	(52)%
Increase from organic business	2,110	14%	4,038	14%

Revenues, net (total change)	$6,905	40%	$14,152	43%

Our organic growth is primarily due to the result of an increase in new revenue bookings we experienced in 2021 becoming realized in 2022 as well as our continued focus on increasing our NRR. Our NRR was approximately 96% for the twelve months ended June 30, 2022 compared to approximately 94% for the twelve months ended June 30, 2021. Revenue during the six months ended June 30, 2022 reflect a full six-months of revenue from all of our 2021 Acquisitions while the six months ended June 30, 2021 only reflect a partial six-month period for the respective 2021 Acquisitions as we acquired Oxford Analytica on February 12, 2021, Fireside on April 30, 2021, Timebase on May 7, 2021, Board.org on June 3, 2021, Equilibrium on June 25, 2021, and Predata on June 30, 2021. The remaining 2021 Acquisitions were acquired in the third and fourth quarters of 2021.

Advisory, Advertising, and Other Revenue

Advisory, advertising, and other revenue was $2.8 million for the three months ended June 30, 2022, as compared to $1.9 million for the three months ended June 30, 2021. The increase of $0.9 million, or 50%, was due to $0.7 million of incremental revenue from our 2021 Acquisitions as well as an increase in other one-time revenue of $0.3 million.

Advisory, advertising, and other revenue was $6.1 million for the six months ended June 30, 2022, as compared to $3.7 million for the six months ended June 30, 2021. The increase of $2.4 million, or 65%, was primarily due to $2.4 million of incremental revenue from our 2021 Acquisitions as well as an increase in books revenue of $0.3 million, offset by a decrease in our events revenue of $0.1 million and a decrease of digital advertising revenue of $0.1 million.

Revenue by Geography

The below tables present our revenues split by geographic region for the periods presented:

	Three Months Ended June 30,		Change Q2 2022 vs. Q2 2021
(In thousands)	2022	2021	$	%
North America	$24,105	$17,302	$6,803	39.3%
Europe	2,503	1,918	585	30.5%
Australia	276	95	181	190.5%
Asia	290	12	278	(NM )%

Total revenues	$27,174	19,327	$7,847	40.6%

	Six Months Ended June 30,		Change 1H 2022 vs. 1H 2021
(In thousands)	2022	2021	$	%
North America	$47,304	$33,048	$14,256	43.1%
Europe	5,002	3,265	1,737	53.2%
Australia	534	95	439	462.1%
Asia	405	268	137	51.1%

Total revenues	$53,245	36,676	$16,569	45.2%

Revenues by geography are determined based on the region of the FiscalNote contracting entity, which may be different than the region of the customer. North America revenues increased primarily due to our acquisitions of FactSquared, Fireside, Board.org, Predata, Curate, Forge, and FrontierView. Revenues outside of North America increased primarily due to our acquisitions of Oxford Analytica (included in Europe) and Timebase (included in Australia).

Cost of revenues

Cost of revenues was $7.7 million for the three months ended June 30, 2022, as compared to $5.1 million for the three months ended June 30, 2021. The increase of $2.6 million, or 53%, was primarily attributable to $1.9 million of increased costs (excluding amortization expense) from our 2021 Acquisitions, and an increase in amortization expense of approximately $0.7 million related to capitalized software development costs and developed technology from our 2021 Acquisitions.

Cost of revenues was $14.9 million for the six months ended June 30, 2022, as compared to $9.3 million for the six months ended June 30, 2021. The increase of $5.6 million, or 61%, was primarily attributable to $4.2 million of increased costs (excluding amortization expense) from our 2021 Acquisitions, and an increase in amortization expense of approximately $1.3 million related to capitalized software development costs and developed technology from our 2021 Acquisitions.

Research and development

Research and development expense was $3.8 million for the three months ended June 30, 2022 as compared to $6.0 million for the three months ended June 30, 2021. The decrease of $2.2 million, or 37%, was primarily attributable to a decrease in research in development costs, net of capitalized software development costs, of $2.7 million primarily related to compensation and benefits, offset by $0.5 million of research and development costs incurred by our 2021 Acquisitions.

Research and development expense was $9.8 million for the six months ended June 30, 2022 as compared to $11.2 million for the six months ended June 30, 2021. The decrease of $1.4 million, or 13%, was primarily attributable to a decrease in research and development costs, net of capitalized software development costs, of $3.2 million primarily related to compensation and benefits, offset by $1.8 million of research and development costs incurred by our 2021 Acquisitions.

Sales and marketing

Sales and marketing expense was $10.4 million for the three months ended June 30, 2022 as compared to $7.0 million for the three months ended June 30, 2021. The increase of $3.4 million, or 49%, was primarily attributable to increased sales and marketing costs incurred by our 2021 Acquisitions.

Sales and marketing expense was $19.9 million for the six months ended June 30, 2022 as compared to $13.8 million for the six months ended June 30, 2021. The increase of $6.1 million, or 44% was primarily attributable to increased sales and marketing costs incurred by our 2021 Acquisitions.

Editorial expense

Editorial expense was $3.3 million for the three months ended June 30, 2022 as compared to $3.7 million for the three months ended June 30, 2021. Editorial expense was $7.0 million for the six months ended June 30, 2022 as compared to $7.2 million for the six months ended June 30, 2021. Editorial expense remained relatively flat during the first two quarters in 2022 as compared to the same periods in 2021 as a result of our continued focus on monitoring costs.

General and administrative

General and administrative expense was $10.0 million for the three months ended June 30, 2022 as compared to $7.6 million for the three months ended June 30, 2021. The increase of $2.4 million, or 32%, was partially attributable to $1.2 million of general and administrative costs incurred by our 2021 Acquisitions. The remaining increase in general and administrative expenses is primarily related to $1.1 million of incremental salary, benefits and bonus expense we incurred as we increased our headcount in preparation of becoming a public company.

General and administrative expense was $20.6 million for the six months ended June 30, 2022 as compared to $12.9 million for the six months ended June 30, 2021. The increase of $7.7 million, or 60%, was partially attributable to $3.4 million of general and administrative costs incurred by our 2021 Acquisitions. The remaining increase in general and administrative expenses is primarily related to $3.5 million of incremental salary, benefits and bonus expense we incurred as we increased our headcount in preparation of becoming a public company, $0.4 million of costs incurred related to our $20 million increase in our Senior Term Loan that was accounted for as a debt modification, $0.4 million of non-cash lease asset impairment charges, and an incremental $0.2 million IPO readiness expenses, offset by an $0.5 million non-cash gain resulting from a reversal of previously recognized contingent liabilities that expired unearned during the periods.

Amortization of intangibles

Amortization of intangibles was $2.6 million for the three months ended June 30, 2022 as compared to $2.0 million for the three months ended June 30, 2021. The increase of $0.6 million, or 31%, is primarily due to the increase in amortizable intangible assets from the 2021 Acquisitions totaling $0.6 million.

Amortization of intangibles was $5.2 million for the six months ended June 30, 2022 as compared to $4.1 million for the six months ended June 30, 2021. The increase of $1.1 million, or 26%, is due to the increase in amortizable intangible assets from the 2021 Acquisitions totaling $1.4 million offset by a $0.3 million reduction in amortization expense related to intangible assets from our VoterVoice and Shungham acquisitions becoming fully amortized in 2021.

Transaction costs (gains)

Transaction costs were $1.0 million for the three months ended June 30, 2022, as compared to transaction costs of $0.6 million for the three months ended June 30, 2021. The increase of $0.4 million is primarily due to changes to our earnout liabilities related to our acquisitions of Equilibrium, Forge, and FrontierView and the reversing of previously recognized earnout liabilities related to our Predata acquisition.

We incurred nominal transaction gains for the six months ended June 30, 2022, as compared to transaction costs of $0.9 million for the six months ended June 30, 2021. The decrease of $0.9 million is primarily due to changes to our earnout liabilities related to our acquisitions of Equilibrium, Forge, and FrontierView and the reversing of previously recognized earnout liabilities related to our Predata acquisition.

Interest expense, net

Interest expense was $24.3 million for the three months ended June 30, 2022 as compared to $15.6 million for the three months ended June 30, 2021. The increase of $8.7 million, or 56%, was due to the incremental interest expense incurred related to the convertible notes we issued during the first and second quarters of 2021 totaling $23.7 million, $18 million related party convertible note issued in the fourth quarter of 2021, and $20 million increase in our Senior Term Loan in the first quarter of 2022.

Interest expense was $46.8 million for the six months ended June 30, 2022 as compared to $29.8 million for the six months ended June 30, 2021. The increase of $17.0 million, or 57%, was partially related to $7.2 million of incremental interest expense incurred related to the convertible notes we issued during the first and second quarters of 2021 totaling $23.7 million. The remaining increase in interest expense is primarily related to the Last Out Term Loan and Senior Secured Subordinated Promissory Note that accrues PIK interest on a monthly basis.

Change in fair value of warrant and derivative liabilities

The change in fair value of warrant and derivative liabilities is related to the mark to market adjustment from our outstanding warrant liabilities to acquire Series B Preferred Shares and common shares as well as certain redemption features embedded within our convertible notes that are required to be bifurcated from the associated convertible notes and recognized as a liability. The change in fair value of warrant and derivative liabilities resulted in a charge of $2.0 million for the three months ended June 30, 2022 compared to $7.0 million for the three months ended June 30, 2021. The change in fair value of warrant and derivative liabilities resulted in a charge of $3.4 million for the six months ended June 30, 2022 compared to $12.2 million for the six months ended June 30, 2021. The fluctuations were primarily driven by the change in valuation assumptions and inputs including the fair value of our common stock under the probability-weighted expected return method of accounting during the six months ended June 30, 2022 as compared to the six months ended June 30, 2021.

Income tax benefit

Income tax benefit was $0.2 million for the three months ended June 30, 2022 as compared to $2.6 million for the three months ended June 30, 2021. The decrease of $2.4 million in income tax benefit was primarily driven by related impacts on the Company’s valuation allowance and return to provision adjustments.

Income tax benefit was $0.6 million for the six months ended June 30, 2022 as compared to $5.7 million for the six months ended June 30, 2021. The decrease of $5.1 million in income tax benefit was primarily driven by related impacts on the Company’s valuation allowance and return to provision adjustments.

Certain Non-GAAP Measures

We present certain non-GAAP financial measures including Adjusted Revenues, Adjusted Gross Profit, Adjusted Gross Profit Margin and Adjusted EBITDA. Our management team assesses our performance based on these non-GAAP measures because it believes they reflect the underlying trends and indicators of our business and serve as meaningful indicators of our continuous operational performance. We believe these measures are useful for investors for the same reasons. Investors should be aware that these measures are not a substitute for GAAP financial measures or disclosures. Where applicable, we provide reconciliations of these non-GAAP measures to the corresponding most closely related GAAP measure.

Adjusted Revenues

The following table presents our calculation of Adjusted Revenues for the periods presented, and a reconciliation of this measure to our GAAP revenues for the same periods:

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2022	2021	2022	2021
Subscription revenue	$24,332	$17,427	$47,111	$32,959
Deferred revenue adjustment	737	372	1,730	372
Adjusted subscription revenue	25,069	17,799	48,841	33,331

Advisory, advertising, and other revenue	2,842	1,900	6,134	3,717

Adjusted Revenues	$27,911	$19,699	$54,975	$37,048

Adjusted Gross Profit and Adjusted Gross Profit Margin

The following table presents our calculation of Adjusted Gross Profit and Adjusted Gross Profit Margin for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2022	2021	2022	2021
Adjusted Revenues	$27,911	$19,699	$54,975	$37,048
Costs of revenue	(7,712)	(5,054)	(14,882)	(9,252)

Amortization of intangible assets	2,009	1,299	3,832	2,508
Adjusted Gross Profit	$22,208	$15,944	$43,925	$30,304

Adjusted Gross Profit Margin	80%	81%	80%	82%

EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin

The following table presents our calculation of EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2022	2021	2022	2021
Net loss	$(38,360)	$(34,078)	$(66,711)	$(60,504)
Benefit from income taxes	(176)	(2,556)	(550)	(5,745)
Depreciation and amortization	4,914	3,792	9,631	7,220
Interest expense, net	24,255	15,561	46,778	29,841

EBITDA	(9,367)	(17,281)	(10,852)	(29,188)
Deferred revenue adjustment (a)	737	372	1,730	372
Stock-based compensation	565	394	825	360
Change in fair value of warrant and derivative liabilities (b)	2,048	7,002	3,386	12,245
Other non-cash (gains) charges (c)	271	1,362	(8,338)	1,362
Acquisition related costs (d)	500	426	572	490
Other infrequent costs (e)	—	995	423	1,687
Costs incurred related to the transaction (f)	256	180	459	368

Adjusted EBITDA	$(4,990)	$(6,550)	$(11,795)	$(12,304)

Adjusted EBITDA Margin	(17.9)%	(33.3)%	(21.5)%	(33.2)%

(a)	Reflects deferred revenue fair value adjustments arising from the purchase price allocation in connection with the 2021 Acquisitions.
(b)	Reflects the non-cash impact from the mark to market adjustments on our warrant and derivative liabilities.
(c)

Reflects the non-cash impact of the following charges: (i) gain of $1,320 and non-cash charge of $271 from the change in fair value related to the contingent consideration and accrual of contingent compensation related to the 2021 Acquisitions during the first and second quarter of 2022, respectively, (ii) gain of $7,667 related to the partial forgiveness of our PPP Loan during the first quarter of 2022, (iii) $378 non-cash impairment charge related to the abandonment of one of our leases subsequent to our adoption of ASC 842 on January 1, 2022, and (iv) loss from modification to a sub-lease in April 2021 for $1,362.

(d)

Reflects the costs incurred to identify, consider, and complete business combination transactions comprised of advisory, legal, and other professional and consulting costs. In the second quarter of 2022 we paid a discretionary bonus to certain employees of Predata for $500.

(e)

Reflects the following infrequent charges: (i) costs incurred related to potential acquisitions and other capital markets related activities totaling $116 and $301 during the first and second quarter of 2021, respectively, respectively, (ii) costs incurred related to litigation we believe to be outside of our normal course of business totaling $20, $246, and $372 during the first quarter in 2022, the first quarter in 2021, and the second quarter in 2021, respectively, (iii) non-capitalizable debt raising costs totaling $403, and $64 during the first quarter in 2022, and first quarter in 2021, respectively, (iv) costs to satisfy sales tax remittances incurred during the second quarter in 2021 totaling $506, and (v) costs incurred related to our adoption of ASC 606 totaling $80 during the first quarter in 2021.

(f)	Includes non-capitalizable transaction costs associated with the Business Combination and related transactions.

Liquidity and Capital Resources

Our capital requirements depend on many factors, including sales volume, the timing and extent of spending to support R&D efforts, investments in information technology systems, the expansion of sales and marketing activities, and execution on our acquisition strategy.

The Company’s cash and cash equivalents was $27.2 million at June 30, 2022, as compared with $32.2 million at December 31, 2021. Further, the Company had a negative working capital balance of $61.0 million at June 30, 2022 and had an accumulated deficit of $ $549.2 million and $481.4 million as of June 30, 2022 and December 31, 2021, respectively, and has incurred net losses of $66.7 million and $60.5 million for the six months ended June 30, 2022 and for the year ended December 31, 2021, respectively. Management expects that significant on-going operating and capital expenditures will be necessary to continue to implement the Company’s business plan of entering new markets, future acquisitions, and infrastructure and product development. The Company’s cash flows from operations are not sufficient to fund its current operating model.

On July 29, 2022 (the “Closing Date”), the Company and Duddell Street Acquisition Corp., a Delaware corporation (“DSAC”), consummated the transactions contemplated by the previously announced Agreement and Plan of Merger, dated November 7, 2021, as amended on May 9, 2022, (the “Merger Agreement”), by and among the Company, DSAC, and Grassroots Merger Sub, Inc., a Delaware corporation and a wholly owned direct subsidiary of DSAC (“Merger Sub” and, together with DSAC, the DSAC Parties).

Pursuant to the Merger Agreement, the parties effected a business combination transaction (the “Business Combination”) by which Merger Sub merged with and into FiscalNote (the “Merger”), with FiscalNote as the surviving company in the Merger and, after giving effect to the Merger, FiscalNote became a wholly owned direct subsidiary of DSAC (together with the other transactions contemplated by the Merger Agreement, the “Transactions” and the closing of the Transactions, the “Closing”). In connection with the Closing, DSAC changed its name to “FiscalNote Holdings, Inc.”

Additionally, in connection with the execution of the Merger Agreement, FiscalNote Holdings, Inc. entered into the $150.0 million new senior term loan facility (the “New Senior Term Loan”) with Runway Growth Finance Corp., ORIX Growth Capital, LLC, Clover Orochi LLC, and ACM ASOF VIII SaaS FinCo LLC (together the “New Senior Lenders”). The New Senior Term Loan was consummated simultaneously with the Closing.

Upon the closing of the Transactions, the Company received total gross proceeds of $325.0 million, which consisted of $60.9 million from DSAC’s trust, $114.1 million from the backstop agreement with the sponsor of DSAC, and $150.0 million from the New Senior Term Loan. Total transaction costs were approximately $48.7 million, which principally consisted of advisory, legal and other professional fees. Cumulative debt repayments, inclusive of accrued but unpaid interest, of $210.7 million were paid in conjunction with the close, which consisted of a $75.3 million repayment of the First out term loan, $61.7 million repayment of the Last out term loan, a $50.0 million payment used to retire the non-converting portion of the Senior Secured Subordinated Promissory Note, a $16.3 million repayment of the 8090 FV Subordinated Promissory Note, and $7.4 million repayment of the 2021 seller term loans. The business combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, DSAC will be treated as the “acquired” company for financial reporting purposes.

Until we can generate sufficient revenue to cover our operating expenses, working capital, and capital expenditures, we expect to rely on funds raised from the closing of the Business Combination Agreement with DSAC to fund current cash needs. If we are required to raise additional funds by issuing equity securities, dilution to stockholders would result. Any equity securities issued may also provide for rights, preferences or privileges senior to those of holders of our common stock. If we raise funds by issuing debt securities, these debt securities will have rights, preferences and privileges senior to those of holders of our common stock. The terms of debt securities or borrowings could impose significant restrictions on our operations. The credit market and financial services industry have in the past, and may in the future, experience periods of uncertainty that could impact the availability and cost of equity and debt financing.

As of June 30, 2022, we had cash and cash equivalents, excluding restricted cash, totaling $27.2 million. To date, our principal sources of liquidity have been proceeds received from issuances of debt and equity. The gross proceeds from our debt and equity issuances are summarized for the periods presented as follows:

	Six Months Ended June 30,
(In thousands)	2022	2021
Senior Term Loan	$20,000	$—
Convertible Notes	—	23,661
Senior G Preferred Stock	—	11,830

Total gross proceeds	$20,000	$35,491

We have not generated positive cash flows from operating activities and have incurred significant losses from operations in the past as reflected in our accumulated deficit of $549.2 million as of June 30, 2022. We expect to continue to incur operating losses for the foreseeable future due to continued R&D investments that we intend to make in our business, expansion in our sales and marketing activities, and other operational costs we expect to incur as we grow and expand in domestic and international markets.

With the cash on hand at June 30, 2022, and the cash from the consummation of the Business Combination with DSAC, the Company believes the actions it has taken, and the measures it may take in the future, will provide sufficient liquidity to fund operations and capital expenditures over the next twelve months mitigating the conditions that caused there to be substantial doubt about the Company’s ability to continue as a going concern.

Cash Flow Summary

The following tables summarizes our cash flows for the periods presented:

	Six Months Ended June 30,
(In thousands)	2022	2021
Net loss	$(66,711)	$(60,504)
Net cash provided by (used in):
Operating activities	$(18,348)	$(10,623)
Investing activities	$(6,041)	$(27,795)
Financing activities	$19,727	$35,086

Operating activities

Net cash used in operating activities was $18.3 million during the six months ended June 30, 2022. The primary factors affecting our operating cash flows during this period was our net loss of $66.7 million adjusted for non-cash items of $52.3 million, primarily consisting of $9.6 million of depreciation and amortization, $1.2 million of amortization of deferred costs to obtain contracts, $3.2 million of non-cash operating lease expense, $0.8 million of stock-based compensation, $0.4 million of operating lease asset impairment, $0.5 million of contingent compensation expense, $42.9 million of non-cash interest expense, and non-cash charge of $3.4 million resulting from the change in fair value of warrant liabilities, offset by $7.7 million gain on PPP Loan forgiveness, non-cash gain of $1.5 million resulting from the change of fair value of contingent consideration, and $0.5 million of deferred income tax benefit.

Net cash used in operating activities was $10.6 million during the six months ended June 30, 2021. The primary factors affecting our operating cash flows during this period was our net loss of $60.5 million adjusted for non-cash items of $44.6 million, primarily consisting of $7.2 million of depreciation and amortization, $1.1 million of amortization of deferred costs to obtain contracts, $0.4 million of stock-based compensation expense, non-cash charge of $12.2 million resulting from the change in fair value of warrant liabilities, $26.9 million of non-cash interest expense, $1.4 million impairment charge related to an unoccupied office space, offset by $4.7 million of deferred income tax benefit.

Investing activities

Net cash used in investing activities in the six months ended June 30, 2022 was $6.0 million compared to $27.8 million in the six months ended June 30, 2021. Net cash used in investing activities in the six months ended June 30, 2022 primarily consisted of $5.6 million of software development costs and $0.4 million of capital expenditures. Net cash used in investing activities in the six months ended June 30, 2021 primarily consisted of $25.2 million of cash paid for the acquisitions of Oxford Analytica, Fireside, Timebase, Board.org, Equilibrium, and Predata, and $2.6 million of capital expenditures.

Financing activities

Net cash provided by financing activities in the six months ended June 30, 2022 was $19.7 million, compared to $35.1 million for the six months ended June 30, 2021. Net cash provided by financing activities during the six months ended June 30, 2022 primarily consisted of net receipts from $19.5 million increase in our Senior Term Loan, and $0.4 million from exercise of stock options. Net cash provided by financing activities in the six months ended June 30, 2021 primarily related to $23.2 million of net cash received from our 2021 Convertible Notes issuance, $11.6 million from our Series G preferred share issuance, and $0.2 million of proceeds from exercise of stock options.

Commitments and Contingencies

Our principal commitments consist of obligations under leases for office space. For more information regarding our lease obligations, see Note 4 “Leases” to the condensed consolidated financial statements as of June 30, 2022 and December 31, 2021 and for the three and six months ended June 30, 2022 and 2021. For more information regarding our debt service obligations, see Note 7 “Debt” to the condensed consolidated financial statements as of June 30, 2022 and December 31, 2021 and for the three and six months ended June 30, 2022 and 2021.

Off-Balance Sheet Arrangements

During the periods presented, we did not engage in any off-balance sheet financing activities or other arrangements that have or are reasonably likely to have a current or future material effect on our financial condition or results of operations.

Recently Issued Accounting Pronouncements

For information regarding new accounting pronouncements, and the impact of these pronouncements on our condensed consolidated financial statements, if any, refer to Note 1 to our condensed consolidated financial statements as of June 30, 2022 and December 31, 2021 and for the three and six months ended June 30, 2022 and 2021.

Critical Accounting Estimates

Our condensed consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. The preparation of these condensed consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, costs and expenses and related disclosures. On an ongoing basis, we evaluate our estimates and assumptions. Our actual results may differ from these estimates under different assumptions or conditions.

Critical Accounting Policies

We believe that of our significant accounting policies, which are described in Note 1 “Summary of Business and Significant Accounting Policies” to our condensed consolidated financial statements, the following accounting policies and specific estimates involve a greater degree of judgment and complexity.

Revenue Recognition

Subscription revenues are recurring in nature and include subscription fees from customers accessing our company’s cloud-based infrastructure, digital content, transcripts, news and analysis, images, video and podcast data. Advisory, advertising and other revenue includes revenues derived from non-recurring activities where we deliver specific deliverables for clients as well as where we provide advertising in our own publications (Roll Call and CQ) in both print and digital formats, the sale of various publications, and sponsorship revenue for events organized by the Company. Our company’s subscription arrangements are generally non-cancelable and do not contain refund-type provisions. Our company recognizes revenues upon the satisfaction of its performance obligation(s) (upon transfer of control of promised goods or services to its customers) in an amount that reflects the consideration to which it expects to be entitled to in exchange for those goods or services.

Our company’s contracts with customers may include promises to transfer multiple services. For these contracts, our company accounts for individual promises separately if they are distinct performance obligations. Determining whether services are considered distinct performance obligations may require significant judgment. Judgment is also required to determine the standalone selling price (“SSP”) for each distinct performance obligation. In instances where SSP is not directly observable, such as when our company does not sell the services separately, our company determines the SSP using available information, including market conditions and other observable inputs.

Costs Capitalized to Obtain Revenue Contracts

Costs capitalized related to new revenue contracts are amortized on a straight-line basis over four years, which, although longer than the typical initial contract period, reflects the average period of benefit, including expected contract renewals. Significant judgment is required in arriving at this average period of benefit. Therefore, we evaluate both qualitative and quantitative factors, including the estimated life cycles of our offerings and our customer attrition.

Fair Value of Common Stock

The fair value of our stock-based compensation, warrants, and redeemable securities are based on the estimated fair value of our underlying common stock. The grant date fair value of our common stock was determined with the assistance of an independent third-party valuation specialist. The grant date fair value of our common stock was determined using valuation methodologies which utilizes certain assumptions, including probability weighting of events, volatility, time to liquidation, a risk-free interest rate and an assumption for a discount for lack of marketability (Level 3 inputs).

Based on our stage of development and other relevant factors, we determined that a probability weighted excepted return method (“PWERM”) was the most appropriate method for allocating our enterprise value to determine the estimated fair value of our common stock. Application of the PWERM involves the use of estimates, judgment and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses, and cash flows, discount rates, market multiples, the selection of comparable companies and the probability of future events. Specifically, we have historically used the PWERM as it explicitly considers the various terms of the shareholder agreements and transaction agreements, including various rights of each share class, at the date of the liquidity event when those rights will either be executed or abandoned. Under this method, the value of each class of stock is estimated using a probability-weighted analysis of the present value of the returns afforded to shareholders under each possible future exit scenario for the Company.

Upon the consummation of the Business Combination, the fair value of our Class A common stock will be determined based on the quoted market price on the NYSE.

Business Combinations

Accounting for business combinations requires us to make significant estimates and assumptions, especially at the acquisition date with respect to tangible and intangible assets acquired and liabilities assumed and pre-acquisition contingencies. We use our best estimates and assumptions to accurately assign fair value to the tangible and intangible assets acquired and liabilities assumed at the acquisition date as well as the useful lives of those acquired intangible assets.

Critical estimates in valuing certain of the intangible assets and goodwill we have acquired are:

•	future expected cash flows from subscription and content contracts, other customer contracts and acquired developed technologies, and trade names;

•	historical and expected customer attrition rates and anticipated growth in revenue from acquired customers;

•	assumptions about the period of time the acquired trade name will continue to be used in our offerings;

•	discount rates;

•	uncertain tax positions and tax-related valuation allowances assumed; and

•	fair value of earnout consideration.

Unanticipated events and circumstances may occur that may affect the accuracy or validity of such assumptions, estimates or actual results.

Useful Lives of Intangible Assets

Amortization of acquired intangible assets is dependent upon estimates of useful lives, which are determined through the exercise of judgment. The assessment of any impairment of these assets is dependent upon estimates of recoverable amounts that take into account factors such as economic and market conditions and the useful lives of assets.

Valuation of Financial Instruments

Certain of our debt agreements contain embedded redemption features that are required to be accounted for at fair value and are subject to remeasurement at each balance sheet date and any change in fair value is recognized in the condensed consolidated statements of operations. Fair value is defined as the price that would be received in the sale of an asset or paid to transfer a liability in an orderly transaction between market participants. We use a Monte Carlo simulation for estimating the fair value of the embedded redemption features. Key assumptions used to estimate the fair value of the embedded redemption features include selected discount rates, enterprise value, fair value of our common stock, and probability and timing of possible exit scenarios.

Deferred Taxes and Valuation Allowance

Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts that are expected to be realized based on the weighting of positive and negative evidence. Future realization of deferred tax assets ultimately depends on the existence of sufficient taxable income of the appropriate character (for example, ordinary income or capital gain) within the carryback or carryforward periods available under the applicable tax law. We regularly review the deferred tax assets for recoverability based on historical taxable income, projected future taxable income, the expected timing of the reversals of existing temporary differences and tax planning strategies. Our judgment regarding future profitability may change due to many factors, including future market conditions and the ability to successfully execute its business plans and/or tax planning strategies. Should there be a change in the ability to recover deferred tax assets, the tax provision would increase or decrease in the period in which the assessment is changed.

Incremental Borrowing Rate Used to Calculate Lease Balances

As most of our leases do not provide an implicit rate, we use our incremental borrowing rate as the discount rate to measure the operating lease assets and liabilities. The incremental borrowing rate represents an estimate of the interest rate we would incur at lease commencement to borrow an amount equal to the lease payments on a collateralized basis over the term of the lease and includes considerations of both the market, our current capital structure and exiting debt borrowings. We perform an incremental borrowing rate analysis on a quarterly basis, or upon execution of any individually material agreement, to ensure that the rates being applied to newly acquired leases are still accurate.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to various market risks, which may result in potential losses arising from adverse changes in market rates, such as interest rates and foreign exchange rates. We do not enter into derivatives or other financial instruments for trading or speculative purposes and do not believe we are exposed to material market risk with respect to our cash and cash equivalents and/or our marketable investments.

Foreign Currency Exchange Risk

Our results of operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates, particularly changes in the Euro, British Pound Sterling and Australian Dollar. Our expenses are generally denominated in the currencies of the jurisdictions in which we conduct our operations, which are primarily in the United States as well as Europe, Great Britain, Australia, South Korea, Hong Kong and India. Our results of operations and cash flows in the future may be adversely affected due to an expansion of non-U.S. dollar denominated contracts, growth of our international entities and changes in foreign exchange rates. The effect of a hypothetical 10% change in foreign currency exchange rates applicable to our business would not have a material impact on our historical or current condensed consolidated financial statements. To date, we have not engaged in any hedging strategies. As our international operations grow, we will continue to reassess our approach to manage the risk relating to fluctuations in currency rates.

Market Risk and Market Interest Risk

In April 2021, we issued to the sellers of Fireside: (a) $7.4 million aggregate principal amount of convertible notes and (b) $2.9 million aggregate principal amount of subordinated convertible promissory notes (collectively, the “Fireside Seller Notes”). In May 2021, we issued to the sellers of Timebase sellers AUD 2.8 million (USD equivalent of $2.2 million on the date of issuance) of subordinated, convertible promissory notes (the “Timebase Convertible Notes”). In June 2021, we issued to the seller of Board.org a $4.3 million aggregate principal amount of subordinated convertible promissory notes (the “Board.org Seller Notes”).

The Fireside Seller Notes, Timebase Seller Notes and the Board.org Seller Notes accrue payment-in-kind (“PIK”) interest at the annual mid-term Applicable Federal Rate (“AFR”). A hypothetical 100 basis points increase in the AFR would not have a material impact on our PIK interest expense. Our remaining debt is fixed rate debt and not subject to fluctuations in interest rates.